                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-05565


SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT                                       [logo]
Dated January 3, 1997
(To Prospectus Dated June 18, 1996)

                            2,500,000 COMMON SHARES
                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                            ------------------------

Developers Diversified Realty Corporation (the "Company") is a fully integrated real estate company which develops, acquires, owns and manages shopping centers. The Company currently owns, directly or through joint ventures,
   111 shopping centers located throughout the United States containing an aggregate of approximately 26.6 million square feet (of which approximately 20.4 million square feet is Company-owned), and seven business centers. The Company operates as a real estate
         investment trust (a "REIT") for Federal income tax purposes and is self-administered and self-managed.
                            ------------------------

All Common Shares offered hereby will be sold by the Company. After consummation of this offering (the "Offering"), executive officers and directors of the Company will own approximately 11% of all the issued and outstanding Common Shares of the Company.
                            ------------------------

The Company's Common Shares are listed on the New York Stock Exchange under the symbol "DDR." On January 2, 1997, the last reported sale price of the
      Common Shares on the New York Stock Exchange Composite Tape was
      $37 1/8. See "Price Range of Common Shares and Distributions."
          The Company has restricted the ownership of more than 5% of the Common Shares by certain holders in order to
                maintain its qualification as a REIT.
                            ------------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE S-5 FOR A DISCUSSION OF CERTAIN FACTORS
               RELATING TO AN INVESTMENT IN THE COMMON SHARES.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================
                                                                     UNDERWRITING
                                                     PRICE TO        DISCOUNTS AND      PROCEEDS TO
                                                      PUBLIC        COMMISSIONS(1)       COMPANY(2)
-----------------------------------------------------------------------------------------------------
PER SHARE                                            $                 $                 $
TOTAL(3)                                           $                 $                 $
=====================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $375,000.

(3) The Company has granted the several Underwriters a 30-day option to purchase up to an additional 375,000 Common Shares to cover over-allotments, if any. If all such shares are purchased, the total price to public, underwriting
    discounts and commissions and proceeds to the Company will be $      ,
    $      and $      , respectively. See "Underwriting."

                            ------------------------

The Common Shares are offered by the Underwriters, when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the
Common Shares will be made in New York, New York on or about January   , 1997.
                            ------------------------

DEAN WITTER REYNOLDS INC.
                           PRUDENTIAL SECURITIES INCORPORATED
                                                               SMITH BARNEY INC.

January   , 1997

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
                                  PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........................................................   S-3
Summary Selected Consolidated Financial Data..........................................   S-4
Risk Factors..........................................................................   S-5
The Company...........................................................................   S-7
Recent Developments...................................................................   S-9
Use of Proceeds.......................................................................  S-11
Capitalization........................................................................  S-12
Price Range of Common Shares and Distributions........................................  S-13
Selected Consolidated Financial Data..................................................  S-14
The Company's Properties..............................................................  S-16
Certain Federal Income Tax Considerations.............................................  S-28
Underwriting..........................................................................  S-29
Legal Matters.........................................................................  S-29

                                         PROSPECTUS
Available Information.................................................................     2
Incorporation of Certain Documents by Reference.......................................     2
The Company...........................................................................     3
Use of Proceeds.......................................................................     3
Description of Debt Securities........................................................     3
Description of Preferred Shares.......................................................    20
Description of Depositary Shares......................................................    26
Description of Common Shares..........................................................    30
Description of Common Share Warrants..................................................    32
Certain Anti-Takeover Provisions of Ohio Law..........................................    32
Federal Income Tax Considerations.....................................................    33
Ratios of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges
  and Preferred Share Dividends.......................................................    39
Plan of Distribution..................................................................    39
Experts...............................................................................    40
Legal Matters.........................................................................    40

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference. Capitalized terms not defined in the summary and used in the summary shall have the meanings set forth elsewhere in this Prospectus Supplement or the Prospectus. Unless the context otherwise requires, references in this Prospectus Supplement to the "Company" include the Company's subsidiaries and joint ventures in which the Company and such subsidiaries own interests.

                                  THE COMPANY

     The Company is a fully integrated real estate company formed in November 1992 by the principals of the affiliates comprising the Developers Diversified Group ("DDG") to continue the business of DDG by acquiring, developing, redeveloping, owning, leasing and managing shopping centers and business centers. The Company currently owns, directly or through joint ventures, 111 shopping centers containing an aggregate of approximately 26.6 million square feet of gross leasable area ("GLA") (of which approximately 20.4 million square feet is Company-owned), 56 of which have been acquired and three of which have been developed by the Company since its initial public offering in February 1993 (the "IPO"). The Company also owns seven business centers, seven parcels currently under development (aggregating 211 acres) and 84 undeveloped parcels (aggregating approximately 207 acres). The Company believes that its portfolio of shopping center properties is one of the largest (measured by total GLA) currently held by any publicly traded REIT. Overall, the Company owns and/or manages approximately 30.3 million square feet of total GLA, which includes all of the properties owned by the Company and 27 properties owned by third parties. The Company's shopping centers are located in 28 states, principally in the East and Midwest, with significant concentrations in Ohio, Florida, North Carolina, Michigan, South Carolina, Minnesota and Virginia.

     The shopping centers owned by the Company as of September 30, 1996 were approximately 95.9% leased as of that date (after adjusting for anchor tenant leases signed as of such date relating to approximately 297,000 square feet, under which some of the tenants have not yet occupied the subject space or commenced rental payments), and its business centers were approximately 77.8% leased as of that date. On September 30, 1996, the average annualized base rent per square foot of Company-owned GLA of the shopping centers owned by the Company and of its business centers as of that date was $7.73 and $3.68, respectively.

     The Company has announced its intention to increase its quarterly distribution from $0.60 per Common Share to $0.63 per Common Share, beginning with the distribution for the first quarter of 1997. It is anticipated that investors in the Offering will participate in the increased quarterly distribution. See "Price Range of Common Shares and Distributions."

                                  THE OFFERING

Common Shares Offered................   2,500,000(a)
Common Shares to be Outstanding After
  the Offering.......................   24,183,031(a)
Use of Proceeds......................   To repay indebtedness on unsecured
                                        revolving credit facilities
New York Stock Exchange Symbol.......   DDR

---------------

(a) Does not include 375,000 Common Shares that may be issued upon the exercise of the Underwriters' over-allotment option.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

                                                                         YEAR ENDED DECEMBER 31,
                                     NINE MONTHS ENDED     ----------------------------------------------------
                                       SEPTEMBER 30,                                          DDG-PREDECESSOR
                                     ------------------                                      ------------------
                                      1996       1995        1995       1994       1993       1992       1991
                                     -------    -------    --------    -------    -------    -------    -------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Data:
  Revenues from rental
    operations.....................  $97,074(a) $78,818    $107,805    $81,974    $54,531    $46,180    $42,649
  Net income (loss)................  $37,246    $17,118    $ 25,505    $21,136    $ 8,618    $(3,285)   $(6,209)
  Net income (loss) applicable to
    common shareholders............  $26,596    $17,118    $ 24,250    $21,136    $ 8,618    $(3,285)   $(6,209)
  Common share cash
    distributions..................  $38,869    $30,717    $ 40,959    $30,383    $18,078         --         --
  Cash distribution per common
    share..........................  $  1.80    $  1.62    $   2.16    $  1.92    $  1.42(b)      --         --
Supplemental information:
  Funds From Operations(c).........  $48,076(a) $36,843    $ 50,250    $37,966    $22,713    $ 5,561    $ 2,318
  Weighted average number of Common
    Shares outstanding (in
    thousands).....................   20,974     18,718      18,780     15,806     11,383         --         --

                                                                              DECEMBER 31,
                                                        --------------------------------------------------------
                                       SEPTEMBER 30,                                          DDG-PREDECESSOR
                                       -------------                                        --------------------
                                           1996           1995        1994        1993        1992        1991
                                       -------------    --------    --------    --------    --------    --------
                                                                        (IN THOUSANDS)
Balance Sheet Data:
  Real estate, before accumulated
    depreciation....................     $ 960,337      $848,373    $686,890    $459,049    $307,745    $304,606
  Advances to and investments in
    joint ventures..................        98,123        83,190       8,710       9,078        (630)       (189)
  Total debt........................       449,406       405,726     394,435     184,534     299,789     298,850
  Shareholders' equity (deficit)....       472,278       404,161     203,508     197,118     (72,739)    (65,192)

---------------

(a) Revenues from rental operations and Funds From Operations, as defined below, during the second and third quarters of 1996 included lease termination fees aggregating approximately $1.5 million and $1.4 million, respectively. Lease termination fee income is expected to be substantially less in the fourth quarter of 1996. The Company has re-leased a significant portion of the subject space to a variety of tenants, some of whom have not yet occupied such space or commenced rental payments.

(b) Includes distributions of $0.22 per Common Share paid for the period February 10, 1993 through March 31, 1993.

(c) Industry analysts generally consider Funds From Operations ("FFO") to be an appropriate measure of the performance of an equity REIT. FFO is defined as net income (loss) applicable to common shareholders, excluding gains (losses) on sales of property, non-recurring charges and extraordinary items, adjusted for certain non-cash items, primarily real property depreciation and amortization (other than amortization associated with deferred finance costs) and equity income (loss) from its joint ventures and adding the Company's proportionate share of FFO of its unconsolidated joint ventures. Adjustments for the joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company calculates FFO in accordance with the foregoing definition, which is currently used by the National Association of Real Estate Investment Trusts ("NAREIT"). Certain other real estate companies may calculate funds from operations in a different manner.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other factors, the matters described below before purchasing Common Shares in the Offering.

GENERAL REAL ESTATE INVESTMENT RISKS

     Economic Performance and Value of Centers Depending on Many Factors. Real property investments are subject to varying degrees of risk. The economic performance and values of real estate can be affected by many factors, including changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs.

     Risks of Development Activities. The Company intends to continue to actively pursue shopping center development projects, including the expansion of existing centers. Such projects generally require the expenditure of capital as well as various forms of government and other approvals, the receipt of which cannot be assured. Consequently, there can be no assurance that any such projects will be completed or that such projects will prove to be profitable.

     Dependence on Rental Income from Real Property. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in its properties on economically favorable lease terms. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically advantageous terms.

     Environmental Risks. Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances.

RELIANCE ON MAJOR TENANTS

     As of September 30, 1996, the annualized base rental revenues from Wal-Mart and Kmart represented 8.9% and 6.3%, respectively, of the Company's and its joint ventures' aggregate annualized shopping center base rental revenues as of such date (after adjusting for anchor tenant leases signed as of such date relating to approximately 297,000 square feet, under which some of the tenants have not yet occupied the subject space or commenced rental payments).

     The Company could be adversely affected in the event of the bankruptcy or insolvency of Wal-Mart or Kmart, or a significant downturn in the business of Wal-Mart or Kmart. In addition, the Company could be adversely affected in the event that either Wal-Mart or Kmart does not renew its leases as they expire. Kmart has closed three of its stores in the Company's shopping centers since December 31, 1994. Wal-Mart recently closed stores in three of the Company's shopping centers. See "The Company's Properties -- Tenants."

     The Company could also be adversely affected in the event of a downturn in the business of other major tenants. However, as of September 30, 1996, the Company received no more than 3.2% of its shopping center base rental revenues from any other single tenant.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

     After consummation of the Offering, directors and executive officers will beneficially own approximately 11% of the Company's Common Shares. Accordingly, such persons should continue to have substantial influence over the Company and on the outcome of matters submitted to the Company's shareholders for approval.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

     The Company's Amended and Restated Articles of Incorporation prohibit ownership of more than 5% of the outstanding Common Shares by any person. Such restriction is likely to have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of shareholders.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

     The Company intends to continue to maintain a conservative debt capitalization with a ratio of debt to total market capitalization (the sum of the aggregate market value of the Company's Common Shares, the liquidation preference on any preferred shares outstanding, and the Company's total indebtedness, including the Company's proportionate share of indebtedness from its unconsolidated joint venture properties) of less than 50%, but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur. The indentures under which the Company has outstanding $60,000,000 aggregate principal amount of its 7% Convertible Subordinated Debentures Due 1999 (the "Convertible Subordinated Debentures"), $100,000,000 aggregate principal amount of its 7 5/8% Senior Notes Due 2000 (the "Fixed Rate Notes") and $115,700,000 aggregate principal amount of its Medium-Term Notes Due Nine Months or More From Date of Issue (the "Medium-Term Notes") contain limits on the Company's ability to incur indebtedness.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     Since the IPO, the Company has operated in a manner to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and the Company intends to continue to operate in such a manner so as to permit the Company to qualify as a REIT under the Code. Although the Company believes that it will continue to operate in such a manner, no assurance can be given that the Company will remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

                                  THE COMPANY

     The Company is a fully integrated real estate company formed in November 1992 by the principals of the affiliates comprising DDG to continue the business of DDG by acquiring, developing, redeveloping, owning, leasing and managing shopping centers and business centers.

     The Company believes that its portfolio of shopping center properties is one of the largest (measured by total GLA) currently held by any publicly traded REIT. The Company's current portfolio consists of 111 shopping centers containing an aggregate of approximately 26.6 million square feet of total GLA (of which approximately 20.4 million square feet is Company-owned) and seven business centers containing an aggregate of approximately 577,000 square feet of total GLA. In addition, the Company has seven parcels currently under development (aggregating 211 acres) and owns 84 undeveloped parcels (aggregating approximately 207 acres), substantially all of which are located adjacent to shopping centers owned by the Company. The Company has acquired 56 shopping centers containing an aggregate of approximately 12.3 million square feet of Company-owned GLA since the IPO in February 1993, for an aggregate cost of approximately $753 million, including the Company's proportionate share of the aggregate cost of the acquisition of the Homart Community Center Division of Sears Roebuck & Co. ("Sears"). The Company's shopping centers are located in 28 states, principally in the East and Midwest, with significant concentrations in Ohio, Florida, North Carolina, Michigan, South Carolina, Minnesota and Virginia.

     The shopping centers owned by the Company as of September 30, 1996 were approximately 95.9% leased as of that date (after adjusting for anchor tenant leases signed as of such date relating to approximately 297,000 square feet, under which some of the tenants have not yet occupied the subject space or commenced rental payments), and its business centers were approximately 77.8% leased as of that date. On September 30, 1996, the average annualized base rent per square foot of Company-owned GLA of the shopping centers owned by the Company and of its business centers as of that date was $7.73 and $3.68, respectively.

     The Company has announced its intention to increase its quarterly distribution from $0.60 per Common Share to $0.63 per Common Share, beginning with the distribution for the first quarter of 1997. It is anticipated that investors in the Offering will participate in the increased quarterly distribution. See "Price Range of Common Shares and Distributions."

     At September 30, 1996, the Unencumbered Real Estate Asset Value (defined in the accompanying Prospectus) of the properties owned by the Company was approximately $767 million.

STRATEGY AND PHILOSOPHY

     The Company's real estate strategy and philosophy is to grow its business through a combination of leasing, expansion, acquisition and development. The Company seeks to:

     - increase cash flows and property values through strategic leasing, retenanting, renovation and expansion of its portfolio;

     - continue to acquire selectively well-located, quality shopping centers (individually, or in portfolio transactions) which have leases at rental rates below market rates or other cash flow growth or capital appreciation potential where its financial strength, relationships with retailers and management capabilities can enhance value;

     - develop its undeveloped parcels or new sites in areas with attractive demographics;

     - hold properties for long-term investment and place a strong emphasis on regular maintenance, periodic renovation and capital improvements; and

     - continue to manage and develop the properties of others to generate fee income and create opportunities for acquisitions, subject to restrictions imposed by Federal income tax laws.

     The Company intends to continue to maintain a conservative debt capitalization with a ratio of debt to total market capitalization of less than 50%. At January 2, 1997, the Company would have had a debt to total market capitalization ratio, excluding the Company's proportionate share of indebtedness of its unconsolidated joint ventures, of approximately 27% on a pro forma basis giving effect to the application of the proceeds from the sale of the Common Shares offered hereby as discussed in "Use of Proceeds." At such date, the Company's debt to total market capitalization ratio, calculated on the same basis but including the Company's proportionate share of indebtedness of its unconsolidated joint ventures, would have been approximately 35%. Fluctuations in the market price of the Company's Common Shares may cause these ratios to vary from time to time.

     FFO (as defined in footnote (2) below) historically has been significantly in excess of both actual and required distributions on the Company's Common Shares. As a result, the Company has been able to retain a portion of its FFO for reinvestment in its portfolio, debt reduction and general corporate purposes, as illustrated below.

                        CASH DISTRIBUTIONS                        CASH DISTRIBUTIONS
                             DECLARED                              AS A PERCENTAGE        RETAINED
                            ON COMMON            FUNDS FROM         OF FUNDS FROM        FUNDS FROM
                            SHARES(1)          OPERATIONS(2)        OPERATIONS(2)        OPERATIONS(2)
                        ------------------     --------------     ------------------     ----------
                                                       (DOLLARS IN THOUSANDS)
Nine Months ended
  September 30,
  1996..............         $ 38,869             $ 48,076(3)            80.8%             $9,207
Year ended
  December 31,
  1995..............         $ 40,959             $ 50,250               81.5%             $9,291

---------------

(1) Since the Company's distributions generally exceed its net income, determined in accordance with generally accepted accounting principles (which principles require the recognition of non-cash expenses such as depreciation and amortization), consolidated shareholders' equity may decline. The Company, however, does not believe that shareholders' equity is a meaningful reflection of the value of the Company since the principal portion of its real estate portfolio is stated at historical cost less depreciation and amortization.

(2) Industry analysts generally consider FFO to be an appropriate measure of the performance of an equity REIT. FFO is defined as net income (loss) applicable to common shareholders, excluding gains (losses) on sale of property, non-recurring charges and extraordinary items, adjusted for certain non-cash items, principally real property depreciation and amortization (other than amortization associated with deferred finance costs), and equity income (loss) from its joint ventures, and adding the Company's proportionate share of FFO of its unconsolidated joint ventures, determined on a consistent basis. The Company calculates FFO in accordance with the foregoing definition, which is currently used by NAREIT. Certain other real estate companies may calculate funds from operations in a different manner.

(3) FFO during the second and third quarters of 1996 included lease termination fees aggregating approximately $1.5 million and $1.4 million, respectively. Lease termination fee income is expected to be substantially less in the fourth quarter of 1996. The Company has re-leased a significant portion of the subject space to a variety of tenants, some of whom have not yet occupied such space or commenced rental payments.

     The strategy, philosophy, investment and financing policies of the Company, and its policies with respect to certain other activities, including its growth, debt capitalization, distributions, REIT status and operating policies, are determined by the Company's Board of Directors. The payment of distributions by the Company has been, and will continue to be, at the discretion of the Board of Directors and will depend on numerous factors including the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant.

     The principal executive offices of the Company are located at 34555 Chagrin Boulevard, Moreland Hills, Ohio 44022, and its telephone number is (216) 247-4700.

                              RECENT DEVELOPMENTS

FINANCINGS

     In March 1996, the Company successfully completed a 2,611,500 Common Share offering and received net proceeds of approximately $75.4 million which were primarily used to retire variable rate debt. The Common Share offering significantly strengthened the Company's balance sheet and positioned the Company to continue to take advantage of attractive acquisition and development opportunities.

     During 1996, the Company issued $111.7 million of senior unsecured fixed rate notes through its Medium-Term Note program with maturities ranging from five to seven years and interest rates ranging from 6.58% to 7.42%. The Company also repaid approximately $30 million of mortgage debt with a weighted average interest rate of 8.8%. This resulted in the release of mortgages on three shopping center properties.

     In June 1996, the Company extended its $150 million unsecured revolving credit facility, agented by First National Bank of Chicago and First National Bank of Boston, for an additional year, through May 1999, and reduced the interest rate 25 basis points to LIBOR plus 125 basis points.

     In September 1996, the Company restructured its $25 million secured revolving credit facility with National City Bank. This restructuring resulted in an $18.6 million ten-year nonrecourse mortgage loan, which was transferred into the OSTRS Joint Venture (as defined below), and a $10 million unsecured revolving credit facility which matures in November 1999. This restructuring resulted in the release of mortgages on two of the three shopping centers which served as collateral for the $25 million secured revolving credit facility.

     In September 1996, the Company entered into a joint venture with Ohio State Teachers Retirement Systems (the "OSTRS Joint Venture") involving the ownership and management of two of the Company's recently developed shopping centers located in Macedonia, Ohio and Canton, Ohio. The Company transferred the shopping centers to the OSTRS Joint Venture at an estimated value of approximately $50.6 million, $7.8 million in excess of the Company's total development cost.

     In October 1996, the Company formed a joint venture with DD Merriam, L.P., which is advised by DRA Advisors, Inc., relating to the development of a shopping center in Merriam, Kansas. This shopping center development project is located on one of the development sites acquired in the acquisition of the Homart Community Center Division from General Growth Properties, Inc. in 1995 (the "Community Center Joint Ventures"). The joint venture is 50% owned by the Company and 50% owned by DD Merriam, L.P. In addition to owning a 50% interest in the joint venture, the Company will manage the shopping center and related development pursuant to management and development agreements.

LEASING

     Leasing and expansion activity continued to result in increased rental revenues. Aggregate base and percentage revenues from the 1995 Core Portfolio Properties (i.e., properties owned since January 1, 1995) increased approximately $1.8 million for the nine months ended September 30, 1996 as compared to the same period in 1995, representing a 3.1% increase. At September 30, 1996, the occupancy rate of the Company's shopping centers was 94.4% (excluding anchor tenant leases signed as of such date relating to approximately 297,000 square feet, under which some of the tenants have not yet occupied the subject space or commenced rental payments) compared to 96.6% at September 30, 1995. Contributing to the decrease in occupancy was the Company's decision to terminate two Wal-Mart store leases aggregating approximately 196,000 square feet of GLA in Winchester and Martinsville, Virginia at the end of June 1996. The Company subsequently leased this space to a variety of tenants at higher rents commencing in the fourth quarter of 1996 and first half of 1997. The Company has entered into leases or letters of intent with anchor tenants aggregating in excess of 750,000 square feet of vacant and expansion space which includes the above mentioned Wal-Mart space. In addition, Wal-Mart closed a third store leased from the Company in Murray, Kentucky in the fourth quarter of 1996. The Company and Wal-Mart are actively pursuing potential substitute tenants for the Murray, Kentucky space. Until the Company consummates leases with other new tenants, or the current lease with Wal-Mart expires or is terminated by the Company, Wal-Mart will continue to be responsible for its lease obligations. The average annualized base rent per leased square foot in the Company's shopping centers was

$7.73 at September 30, 1996 as compared to $6.04 at September 30, 1995. Gross sales within the shopping centers owned by the Company or its wholly owned subsidiaries, for tenants required to report during the first three quarters of 1996, have increased by 2.5% as compared to reports for such tenants for the same period in 1995.

EXPANSIONS

     During 1996, the Company completed a 137,000 square foot expansion for anchor tenants Kohl's and Dick's Sporting Goods in Highland Heights, Ohio and a 74,000 square foot Cinemark expansion in Erie, Pennsylvania. The Company has also commenced expansions at six of its other shopping centers including a 71,000 square foot expansion in Birmingham, Alabama; a 98,000 square foot expansion in Spring Hill, Florida; a 30,000 square foot supermarket expansion in Chillicothe, Ohio; a Wal-Mart expansion in North Charleston, South Carolina and the addition of new movie theatres at the Company's shopping centers in Brainerd, Minnesota and Watertown, South Dakota.

ACQUISITIONS

     On July 2, 1996, the Company completed the acquisition of four shopping centers aggregating approximately 1,400,000 square feet of total GLA, of which approximately 950,000 square feet is Company-owned GLA. The centers are located in Phoenix, Arizona; Minneapolis, Minnesota; Highland, Indiana and Fort Worth, Texas. The initial cost for the four shopping centers aggregated approximately $80.1 million. The Company also acquired a fifth shopping center in Portland, Oregon at a purchase price of approximately $18.9 million in August 1996. This center currently aggregates approximately 409,000 square feet of total GLA of which approximately 137,000 square feet is Company-owned. Subsequent to the initial acquisition of the above shopping centers, the Company has acquired certain expansions and Phase II developments, at an aggregate cost of approximately $13.8 million, at shopping centers in: Phoenix, Arizona; Highland, Indiana; Fort Worth, Texas and Portland, Oregon.

DEVELOPMENTS

     During 1996, the Company completed the first phase of a 520,000 square foot shopping center development in Canton, Ohio which includes Target (not owned by the Company), Kohl's, Media Play and Dick's Sporting Goods as anchor tenants. The Company is also in the final stages of construction of an 84,000 square foot community shopping center in Aurora, Ohio with a Heinen's Supermarket (not owned by the Company) and Revco Drug Store as anchor tenants.

     Development activity also continues to progress at the Company's shopping centers in: Independence, Missouri; Atlanta, Georgia and Framingham, Massachusetts which were acquired in connection with the Community Center Joint Ventures in November 1995. The Independence shopping center is substantially complete and the Atlanta and Framingham centers are scheduled to be completed by the second quarter of 1997. Several tenants have already opened at each center and several will be opening at each center in the first quarter of 1997.

     Construction has also commenced on the development of four additional shopping centers which include: (i) a 235,000 square foot Phase II development of the Canton, Ohio center which will include Home Place, Service Merchandise, Petsmart and JoAnn Fabrics as anchor tenants; (ii) a 500,000 square foot shopping center in Boardman, Ohio which will include Wal-Mart, Lowe's, Dick's Sporting Goods, Giant Eagle Supermarket, Staples and Petsmart as anchor tenants;
(iii) a 475,000 square foot shopping center in Stow, Ohio which will include Target (not owned by the Company), Home Place, Giant Eagle Supermarket, Stein Mart and OfficeMax as anchor tenants and (iv) a 445,000 square foot shopping center in Merriam, Kansas which will include Home Depot, Cinemark, Hen House Supermarket, and Petsmart as anchor tenants. All of the above shopping centers are scheduled for completion during the second half of 1997 with certain anchor tenants opening before the end of 1996. See "Risk Factors -- General Real Estate Investment Risks -- Risks of Development Activities" for a description of certain risks inherent in development projects.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Shares offered hereby, after payment of expenses related to the Offering and underwriting discounts and commissions, are estimated to be approximately $87.8 million. The Company will use the net proceeds of the Offering to repay indebtedness on its unsecured revolving credit facilities.

     On January 2, 1997, the weighted average interest rate on and the weighted average maturity of the Company's outstanding indebtedness under its unsecured revolving credit facilities were approximately 6.85% and 2.4 years, respectively.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of September 30, 1996, and (ii) as adjusted to give effect to (A) the issuance of Medium-Term Notes in October 1996, (B) additional indebtedness incurred subsequent to September 30, 1996, primarily in conjunction with the Company's shopping center developments and expansions and (C) the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                                                 OUTSTANDING   AS ADJUSTED
                                                                 -----------   -----------
                                                                       (IN THOUSANDS)
7 5/8% Fixed Rate Senior Notes Due 2000 .......................   $  99,777     $  99,777
Medium-Term Notes..............................................      95,700       115,700(2)
7% Convertible Subordinated Debentures(1) .....................      60,000        60,000
Additional Indebtedness:
     Revolving credit facilities ..............................      86,000         3,700(3)
     Mortgages payable ........................................     107,929       107,929
                                                                 -----------   -----------
          Total Debt(4) .......................................     449,406       387,106
                                                                 -----------   -----------
Shareholders' equity:
     Class A Cumulative Preferred Shares, without par value,
       1,500,000 shares authorized, 421,500 shares issued and
       outstanding ............................................     105,375       105,375
     Class B Cumulative Preferred Shares, without par value,
       1,500,000 shares authorized, 175,000 shares issued and
       outstanding.............................................      44,375        44,375
     Common stock, without par value (stated value of $.10 per
       share), 50,000,000 shares authorized, 21,627,677 shares
       issued and outstanding and 24,127,677 shares issued and
       outstanding as adjusted ................................       2,163         2,413(5)
     Paid in capital ..........................................     368,089       455,639
     Accumulated dividends in excess of net income ............     (47,109)      (47,109)
                                                                 -----------   -----------
                                                                    472,893       560,693
     Less: Unearned Compensation -- restricted stock...........        (615)         (615)
                                                                 -----------   -----------
                                                                    472,278       560,078
                                                                 -----------   -----------
Total Capitalization ..........................................   $ 921,684     $ 947,184
                                                                 ===========   ===========

---------------

(1) The Convertible Subordinated Debentures are convertible into Common Shares at a conversion price of $33.375 per share.

(2) Reflects issuance of Medium-Term Notes in October 1996.

(3) The following summarizes the borrowings under the Company's revolving credit facilities:
       Balance at September 30, 1996............................................    $ 86,000
       Add additional revolving credit indebtedness incurred subsequent to
        September 30, 1996 primarily in conjunction with the Company's shopping
        center developments and expansions......................................      25,500
       Less -- proceeds from issuance of Medium-Term Notes in October 1996 .....     (20,000)
       Less -- estimated net proceeds from the Offering.........................     (87,800)
                                                                                    --------
                                                                                    $  3,700
                                                                                    ========
(4) Does not include the Company's proportionate share of indebtedness of (i)
    approximately $6.9 million of the joint venture in which the Company owns a
    50% interest relating to a shopping center in Martinsville, Virginia, (ii)
    approximately $157.7 million of the Community Center Joint Ventures, of which the Company owns a 50% interest and (iii) approximately $12.5 million of the OSTRS Joint Venture of which the Company owns a 50% interest.

(5) Does not include approximately 55,000 Common Shares, the majority of which were issued in December 1996, pursuant to (i) the exercise of stock options,
    (ii) the Company's Profit Sharing Plan and Trust and (iii) the Company's Distribution Reinvestment and Share Purchase Plan.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

     The Company's Common Shares have been listed on the New York Stock Exchange since February 2, 1993, under the symbol "DDR." The initial public offering price of the Common Shares was $22 per share. On January 2, 1997, the last reported sale price of the Common Shares on the New York Stock Exchange Composite Tape was $37 1/8. The following table sets forth the high and low closing sale prices for the Common Shares for the fiscal periods indicated as reported by the New York Stock Exchange Composite Tape and the distributions paid by the Company with respect to each such period.

1993                                              High         Low       Distributions
                                                 -------     -------     -------------
     February 2, 1993 through March 31,
       1993..................................    $29 3/8     $24             $0.22
     Second Quarter..........................     29 1/2      24 7/8          0.40
     Third Quarter...........................     31 1/2      28              0.40
     Fourth Quarter..........................     31 3/4      26 1/2          0.40
1994
     First Quarter...........................     33 1/4      26 7/8          0.48
     Second Quarter..........................     32 3/8      29 3/4          0.48
     Third Quarter...........................     32 1/4      30              0.48
     Fourth Quarter..........................     31 3/8      26 7/8          0.48
1995
     First Quarter...........................     31 1/4      27 3/4          0.54
     Second Quarter..........................     30 1/4      26 3/4          0.54
     Third Quarter...........................     32          28 1/8          0.54
     Fourth Quarter..........................     32 1/8      27 3/8          0.54
1996
     First Quarter...........................     31 1/4      28 3/8          0.60
     Second Quarter..........................     32          28 3/4          0.60
     Third Quarter...........................     33 1/8      30 5/8          0.60
     Fourth Quarter..........................     37 1/8      32 1/4          0.60

     The Company's policy is to make cash distributions on its Common Shares on a quarterly basis. Since the completion of the IPO in February 1993, the Company has made regular and uninterrupted distributions which have never been reduced or omitted. The aggregate distributions for the nine-month period ended September 30, 1996 represented approximately 80.8% of the Company's FFO for that period.

     The Company's Board of Directors recently announced that it plans to increase the quarterly distribution rate on its Common Shares from $0.60 per Common Share to $0.63 per Common Share, beginning with the distribution for the first quarter of 1997, which is expected to be paid in March 1997. However, the payment of distributions by the Company has been and will continue to be at the discretion of the Board of Directors and will depend on numerous factors, including the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations" in the accompanying Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for the Company and DDG. The following information should be read in conjunction with the Consolidated Financial Statements and notes thereto and Management's Discussion and Analysis, both included in the Company's 1995 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1996, incorporated by reference in this Prospectus Supplement.

                                                                                    YEAR ENDED DECEMBER 31,
                                                       NINE MONTHS ENDED      ---------------------------------
                                                         SEPTEMBER 30,
                                                      -------------------
                                                       1996        1995         1995        1994        1993
                                                      -------     -------     --------     -------     -------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Data:
  Revenues from rental operations...................  $97,074(1)  $78,818     $107,805     $81,974     $54,531
                                                      -------     -------     --------     -------     -------
  Expenses:
    Rental operation expenses.......................   25,466      20,457       28,069      22,802      16,863
    Depreciation and amortization...................   18,453      16,278       21,865      16,211      10,393
    Interest expense................................   21,922      21,513       29,595      21,423      15,060
                                                      -------     -------     --------     -------     -------
        Total.......................................   65,841      58,248       79,529      60,436      42,316
                                                      -------     -------     --------     -------     -------
    Income (loss) from operations...................   31,233      20,570       28,276      21,538      12,215
    Equity in net income (loss) of joint ventures...    6,013        (195)         486        (186)       (347)
    Gain on sales of land...........................       --         300          300          --         122
    Non-recurring charges(2)........................       --          --           --          --      (2,641)
                                                      -------     -------     --------     -------     -------
    Income (loss) before extraordinary item.........   37,246      20,675       29,062      21,352       9,349
    Extraordinary items(2)..........................       --      (3,557)      (3,557)       (216)       (731)
                                                      -------     -------     --------     -------     -------
    Net income (loss)...............................  $37,246     $17,118     $ 25,505     $21,136     $ 8,618
                                                      =======     =======     ========     =======     =======
  Net income (loss) applicable to common
    shareholders....................................  $26,596     $17,118     $ 24,250     $21,136     $ 8,618
                                                      =======     =======     ========     =======     =======
Per share data:
  Weighted average number of common shares
    outstanding (in thousands)......................   20,974      18,718       18,780      15,806      11,383
  Income before extraordinary item per common
    share...........................................  $  1.27     $  1.10     $   1.48     $  1.35     $  0.82
  Net income per common share.......................  $  1.27     $   .91     $   1.29     $  1.34     $  0.76
  Cash distributions per common share...............  $  1.80     $  1.62     $   2.16     $  1.92     $  1.60(3)
Supplemental information:
  Funds From Operations(4):
    Net income (loss) applicable to common
      shareholders(4)...............................  $26,596     $17,118     $ 24,250     $21,136     $ 8,618
    Depreciation and amortization...................   18,295      16,163       21,865      16,211      10,393
    Equity in net (income) loss of joint ventures...   (6,013)        195         (486)        186         347
    Joint ventures Funds From Operations............    9,198         110        1,364         217         105
    Gain on sales of land...........................       --        (300)        (300)         --        (122)
    Non-recurring and extraordinary items...........       --       3,557        3,557         216       3,372
                                                      -------     -------     --------     -------     -------
                                                      $48,076(1)  $36,843     $ 50,250     $37,966     $22,713
                                                      =======     =======     ========     =======     =======
Income before interest, depreciation and
  amortization, gain on sales of land, equity in
  net income (loss) of joint ventures, non-recurring
  charges and extraordinary items...................  $71,608     $58,361     $ 79,736     $59,172     $37,668
Ratio of earnings to combined fixed charges and
  preferred dividends(5)............................     1.52x       1.74x        1.61x       1.86x       1.58x
Ratio of Funds From Operations to combined fixed
  charges and preferred dividends(5)................     2.32x       2.50x        2.44x       2.61x       2.40x
Company GLA (square feet at end of period)..........   20,433      15,081       19,932      13,773      10,358
Percent of Company GLA leased.......................     95.4%(6)    96.7%        95.8%       97.2%       96.5%
Number of shopping center and business center
  properties (at end of period).....................      118          98          113          91          76

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                           DDG-PREDECESSOR
                                                         ------------------
                                                          1992       1991
                                                         -------    -------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Data:
  Revenues from rental operations...................     $46,180    $42,649
                                                         -------    -------
  Expenses:
    Rental operation expenses.......................      14,980     13,666
    Depreciation and amortization...................       9,256      8,846
    Interest expense................................      25,509     26,449
                                                         -------    -------
        Total.......................................      49,745     48,961
                                                         -------    -------
    Income (loss) from operations...................      (3,565)    (6,312)
    Equity in net income (loss) of joint ventures...        (526)      (615)
    Gain on sales of land...........................         806        718
    Non-recurring charges(2)........................          --         --
                                                         -------    -------
    Income (loss) before extraordinary item.........      (3,285)    (6,209)
    Extraordinary items(2)..........................          --         --
                                                         -------    -------
    Net income (loss)...............................     $(3,285)   $(6,209)
                                                         =======    =======
  Net income (loss) applicable to common
    shareholders....................................     $(3,285)   $(6,209)
                                                         =======    =======
Per share data:
  Weighted average number of common shares
    outstanding (in thousands)......................
  Income before extraordinary item per common
    share...........................................
  Net income per common share.......................
  Cash distributions per common share...............
Supplemental information:
  Funds From Operations(4):
    Net income (loss) applicable to common
      shareholders(4)...............................     $(3,285)   $(6,209)
    Depreciation and amortization...................       9,256      8,846
    Equity in net (income) loss of joint ventures...         526        615
    Joint ventures Funds From Operations............        (130)      (216)
    Gain on sales of land...........................        (806)      (718)
    Non-recurring and extraordinary items...........          --         --
                                                         -------    -------
                                                         $ 5,561    $ 2,318
                                                         =======    =======
Income before interest, depreciation and
  amortization, gain on sales of land, equity in
  net income (loss) of joint ventures, non-recurring
  charges and extraordinary items...................     $31,200    $28,983
Ratio of earnings to combined fixed charges and
  preferred dividends(5)............................          --         --
Ratio of Funds From Operations to combined fixed
  charges and preferred dividends(5)................        1.21x      1.08x
Company GLA (square feet at end of period)..........       7,546      7,546
Percent of Company GLA leased.......................        95.4%      95.3%
Number of shopping center and business center
  properties (at end of period).....................          60         60

---------------

(1) Revenue from rental operations and FFO during the second and third quarters of 1996 included lease termination fees aggregating approximately $1.5 million and $1.4 million, respectively. Lease termination fee income is expected to be substantially less in the fourth quarter of 1996. The Company has re-leased a significant portion of the subject space to a variety of tenants, some of whom have not yet occupied such space or commenced rental payments.

(2) The non-recurring charges relate to costs incurred in connection with the transfer to the Company of its initial portfolio of properties in conjunction with the IPO (primarily transfer taxes and title insurance costs) and the extraordinary items relate to debt prepayment fees and write-off of deferred finance costs.

(3) Represents annualized dividend rate.

(4) Industry analysts generally consider FFO to be an appropriate measure of the performance of an equity REIT. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company calculates FFO in accordance with the foregoing definition, which is currently used by NAREIT. Certain other real estate companies may calculate funds from operations in a different manner.

(5) For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred dividends) to income (loss) before income taxes and extraordinary items, and FFO includes fixed charges (excluding capitalized interest). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and issue costs, whether expensed or capitalized and preferred dividends. Prior to completion of the IPO, DDG operated in a manner so as to minimize net taxable income. As a result, although the Company's properties have historically generated positive net cash flow, DDG had net losses for its fiscal years ended December 31, 1991 and 1992. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $3.2 million and $6.1 million for the fiscal years ended 1992 and 1991, respectively. The consolidation of DDG into the Company prior to and concurrently with the IPO permitted the Company to significantly deleverage many shopping center properties, resulting in a significantly improved ratio of earnings to fixed charges for periods subsequent to February 1993.

(6) Includes anchor tenant leases signed as of September 30, 1996 relating to approximately 297,000 square feet, under which some of the tenants have not yet occupied the subject space or commenced rental payments.

                                                                                               DECEMBER 31,
                                                                         --------------------------------------------------------
                                                   SEPTEMBER 30,                                               DDG-PREDECESSOR
                                               ----------------------                                        --------------------
                                                  1996         1995        1995        1994        1993        1992        1991
                                               ----------    --------    --------    --------    --------    --------    --------
                                                                               (DOLLARS IN THOUSANDS)
    Balance Sheet Data:
      Real estate, before accumulated
        depreciation..........................  $960,337     $801,453    $848,373    $686,890    $459,049    $307,745    $304,606
      Real estate, net........................   824,651      686,900     728,333     586,839     375,183     232,519     238,118
      Advances to and investments in joint
        ventures..............................    98,123        8,285      83,190       8,710       9,078        (630)       (189)
      Total assets............................   945,765      710,072     830,060     611,116     395,942     238,414     243,653
      Total debt..............................   449,406      424,136     405,726     394,435     184,534     299,789     298,850
      Shareholders' equity (deficit)..........   472,278      266,685     404,161     203,508     197,118     (72,739)    (65,192)
      Total Market Equity (1).................   694,789      571,314     569,068     502,440     455,366          --          --

---------------

(1) Represents number of Common Shares outstanding multiplied by the last reported sale price on the NYSE Composite Tape on the respective dates.

                            THE COMPANY'S PROPERTIES

     As of September 30, 1996, the Company's properties included 111 shopping centers, consisting of 95 power strip shopping centers and community shopping centers, twelve enclosed mini-malls (enclosed shopping malls having at least one anchor tenant and at least 170,000 square feet of total GLA) and four neighborhood shopping centers. The Company's properties also included seven business centers containing office and light industrial, warehouse and research space, seven parcels currently under development (aggregating 211 acres) and 84 undeveloped parcels (aggregating 207 acres), substantially all of which are located adjacent to certain of the Company's shopping centers. Such shopping centers and business centers aggregate approximately 21.0 million square feet of Company-owned GLA (and approximately 6.2 million square feet of GLA not owned by the Company) and are located in 28 states, principally in the East and Midwest, with significant concentrations in Ohio, Florida, North Carolina, Michigan, South Carolina, Minnesota and Virginia.

     The following table sets forth, by type of property, certain information regarding the Company's shopping centers and business centers as of September 30, 1996:

                                                                                       PERCENTAGE
                                                        NUMBER OF     COMPANY GLA      OF COMPANY
                   TYPE OF PROPERTY                     PROPERTIES     (SQ. FT.)          GLA
------------------------------------------------------  ---------   ----------------   ----------
Power Centers and Community Shopping Centers..........      95         17,208,986          82.0%
Enclosed Mini-Malls...................................      12          2,841,700          13.5
Business Centers......................................       7            576,742           2.7
Neighborhood Shopping Centers.........................       4            382,011           1.8
                                                           ---      ----------------   ----------
Total.................................................     118         21,009,439         100.0%

     The Company's shopping centers are designed to attract local area customers and are typically anchored by one or more discount department stores and/or supermarkets. A substantial majority of the Company's shopping centers are anchored by a Wal-Mart or Kmart store, and its power centers are anchored by two or more national tenants. The tenants of the Company's shopping centers typically offer day-to-day necessities rather than high-priced luxury items.

     In addition, with respect to the 111 shopping centers owned by the Company on September 30, 1996:

     - 49 of these properties were developed by DDG and three were developed by the Company;

     - 76 of these properties are anchored by a Wal-Mart or Kmart store;

     - these properties range in size from just under 100,000 square feet to approximately 780,000 square feet of total GLA (with 23 properties exceeding 325,000 square feet of total GLA);

     - the average age of the portfolio, weighted by GLA, was 7.8 years;

     - approximately 58.2% of the Company-owned GLA of these properties was leased to national chains, including subsidiaries, with approximately 31.2% of the Company-owned GLA leased to regional chains, and approximately 6.5% of the Company-owned GLA was leased to local tenants; and

     - approximately 95.9% of the aggregate Company-owned GLA of these properties was leased as of September 30, 1996 (after adjusting for anchor tenant leases signed as of such date relating to approximately 297,000 square feet that have not yet been fully occupied) and, with respect to the properties owned by the Company or DDG at December 31 of each of the six years beginning with 1990, between 94.1% and 97.1% of the aggregate Company-owned GLA of these properties was leased.

     The Company's seven business centers (two of which were developed by DDG) are located in Ohio and range in size from approximately 36,000 to 236,000 square feet of Company-owned GLA. The Company's business centers contain office and light industrial, warehouse and research space. As of September 30, 1996, the Company's business centers were approximately 77.8% leased. In the fourth quarter of 1995, one tenant elected not to renew its leases in two of the Company's business centers and relocated to a building owned by the tenant. At this time, the Company is actively pursuing new tenants for the two business centers.

     Four of the Company's seven business centers are "Triple Net Leased" to single tenants, one is leased to multiple users, and two are unoccupied. Pursuant to the Triple Net Leases, the tenants are obligated to pay all maintenance and insurance expenses and real estate taxes, and all or substantially all operating expenses relating to the business centers. The leases for the Company's business centers have terms which expire between March 1997 and November 2003. These leases generally have fixed or cost-of-living rental increases in their options, but not in their base terms. Accordingly, the rental payments under these leases will remain constant until the expiration of their base terms, regardless of inflationary increases. However, there can be no assurance that any of these leases will be renewed or that any new tenants for the Company's business centers can be obtained if not renewed.

     The Company's 84 undeveloped parcels (aggregating approximately 207 acres) consist of development sites, outlots, retail pads, and expansion pads, substantially all of which are located adjacent to certain of the Company's shopping centers. The Company pursues an active marketing program to lease or develop such parcels. The undeveloped parcels are not generally held for sale because property held for sale by a REIT is subject to significant restrictions imposed by the Code.

THE COMPANY'S SHOPPING CENTERS

     No single shopping center accounted for more than 3.4% of the total Company-owned GLA of the Company's shopping centers or more than 6.4% of gross annualized base rental revenues of the shopping centers as of September 30, 1996 (after adjusting for anchor tenant leases signed as of such date relating to approximately 297,000 square feet, under which some of the tenants have not yet occupied the subject space or commenced rental payments). The following table sets forth certain information for the Company's shopping centers as of December 31, 1991 through 1995, and as of September 30, 1996:

                                                              AVERAGE         AVERAGE ANNUALIZED
                                                             ANNUALIZED         BASE RENT PER
                                                           BASE RENT PER        LEASED SQUARE
                                         NUMBER OF             LEASED         FOOT OF NON-ANCHOR
                                      SHOPPING CENTERS     SQUARE FOOT(1)           GLA(1)
                                      ----------------     --------------     ------------------
September 30, 1996..................        111                $ 7.73               $10.55
December 31, 1995...................        106                  7.60                10.54
December 31, 1994...................         84                  5.89                 9.02
December 31, 1993...................         69                  5.60                 8.56
December 31, 1992...................         53                  5.37                 8.37
December 31, 1991...................         53                  5.35                 8.29

---------------

(1) Average base rent per leased square foot is calculated as total annualized base rents as of the date indicated, excluding ground lease income, divided by Company-owned GLA actually leased as of the date indicated.

TENANTS

     As one of the original participants in the growth of the shopping center industry and one of the nation's largest owners and managers of shopping centers, the Company has established relationships with a large number of major national and regional retailers, many of whom lease space in the Company's shopping centers. The five largest tenants of the Company's shopping centers owned by the Company on September 30, 1996, based on their respective percentages of annualized base rental revenues as of such date, were Wal-Mart, Kmart, TJX Companies (TJ Maxx/Marshall's), Kohl's and Barnes & Noble.

     Most of the Company's power strip shopping centers, community shopping centers and neighborhood shopping centers are anchored by a national or regional retailer, typically a Wal-Mart or Kmart store. The majority of the space in such centers which is occupied by anchor tenants is owned by the Company, although some anchor space is owned by its occupants. To the extent that the shopping centers are anchored by space which the Company does not own, the Company is able to capitalize on the customer drawing power and other advantages provided by an anchor tenant while avoiding the leasing and operating risks associated with leasing space to such a tenant. Regarding shopping centers owned by the Company as of September 30, 1996, the following table sets forth, with respect to anchor and/or national tenants which individually account for 1.0% or more of the annual base rental revenues from such shopping centers, (i) the percentage of the aggregate 1996 annualized base rental revenues from shopping centers represented by each such tenant (after adjusting for anchor tenant leases signed as of such date relating to approximately 297,000 square feet, under which some of the tenants have not yet occupied the subject space or commenced rental payments), (ii) the number of stores for each such tenant, (iii) the aggregate Company-owned GLA leased by each such tenant and (iv) the percentage of the aggregate Company-owned GLA of such shopping centers which was leased by such tenant:

                                            PERCENTAGE OF
                                             ANNUALIZED
                                              SHOPPING                                 PERCENTAGE OF
                                               CENTER        COMPANY      COMPANY         COMPANY
                                             BASE RENTAL     NUMBER      GLA LEASED      SHOPPING
                  TENANT                      REVENUES      OF STORES    (SQ. FT.)      CENTER GLA
------------------------------------------- -------------   ---------   ------------   -------------
Wal-Mart...................................       8.9%          26        2,743,424         13.4%
Kmart......................................       6.3           27        2,260,448         11.1
TJX Companies..............................       3.2           15          527,848          2.6
Kohl's Dept. Store.........................       3.2            8          648,475          3.2
Barnes & Noble/B. Dalton...................       2.5           13          229,431          1.1
Lowe's Home Centers........................       2.1            5          530,114          2.6
J.C. Penney................................       1.6           19          637,763          3.1
Fashion Bug................................       1.5           33          314,008          1.5
Publix Supermarkets........................       1.4            7          316,844          1.6
Kroger.....................................       1.3            6          286,986          1.4
Winn-Dixie Supermarket.....................       1.2            6          283,695          1.4
Circuit City...............................       1.2            5          155,843          0.8
Service Merchandise........................       1.1            5          205,569          1.0
General Cinema.............................       1.1            1           85,000          0.4
OfficeMax..................................       1.1            7          165,898          0.8
Ahold Supermarkets.........................       1.0            3          178,163          0.9
                                                -----          ---      ------------       -----
Total......................................      38.7%         186        9,569,509         46.9%

     The following table sets forth, as of September 30, 1996, for anchor tenants in the shopping centers owned by the Company as of such date which occupy in excess of 100,000 square feet of GLA not owned by the Company, (i) the number of stores occupied by such tenants and (ii) the aggregate GLA of such stores:

                                                                         TOTAL
                      TENANT                 ANCHOR STORES     TENANT-OWNED GLA (SQ. FT.)
        -----------------------------------  -------------     --------------------------
        Wal-Mart...........................        24                   2,680,080
        Target.............................         6                     668,544
        Kmart..............................         6(1)                  578,036
        Sam's Wholesale....................         2                     241,748
        Mervyn's...........................         2                     155,239
        Home Depot.........................         1                     101,830

---------------

         (1) Excludes two stores owned but not occupied by Kmart.

     The following table sets forth, as of September 30, 1996, the GLA in the shopping centers owned by the Company as of such date which was leased to anchor tenants and to retail tenants and which was unleased, and the respective percentages of the total Company-owned GLA of such shopping centers which were represented by each of these groups:

                                                       COMPANY GLA     PERCENT OF
                    TYPE OF TENANT SPACE                (SQ. FT.)      COMPANY GLA
        ---------------------------------------------  -----------     -----------
        Anchor.......................................  13,607,423          66.6%
        Retail.......................................   5,982,899          29.3
        Unleased.....................................     842,375           4.1
                                                       -----------     -----------
        Total........................................  20,432,697         100.0%

     During 1995, Kmart closed three of its stores leased from the Company, all in communities in which Kmart has constructed new, larger stores. Kmart closed its store in the Company's Chillicothe, Ohio shopping center effective January 1, 1995, and the Company entered into a new lease with Lowe's. During the first and second quarters of 1995, Kmart closed its stores in the Company's Stone Mountain, Georgia and Melbourne, Florida shopping centers. In addition, during the first quarter of 1995, Kmart closed two of the eight anchor stores it owns in the Company's shopping centers (comprising 137,000 square feet of tenant-owned GLA). The Company and Kmart are actively pursuing potential substitute tenants. Until the Company consummates leases with other new tenants, or the current leases with Kmart expire or are terminated by the Company, Kmart will continue to be responsible for its lease obligations.

     During 1996, Wal-Mart closed three of its stores leased from the Company in the Martinsville and Winchester, Virginia and Murray, Kentucky communities where it constructed new, larger stores. The Company elected to terminate the two Wal-Mart store leases aggregating 196,000 square feet of GLA in Winchester and Martinsville, Virginia at the end of June 1996. The Company subsequently leased this space to a variety of tenants, including Goody's, Kroger Supermarket, Kohl's, OfficeMax and Books-A-Million, at higher rents commencing in the fourth quarter of 1996 and the first half of 1997. Wal-Mart closed its store located in Murray, Kentucky in the fourth quarter of 1996. The Company and Wal-Mart are actively pursuing potential substitute tenants for the Murray, Kentucky space. Until the Company consummates leases with other new tenants, or the current lease with Wal-Mart expires or is terminated by the Company, Wal-Mart will continue to be responsible for its lease obligations.

     The Company does not believe that the closing of the above-mentioned Kmart and Wal-Mart stores will have an adverse financial effect on the Company. See "Risk Factors -- Reliance on Major Tenants."

TENANT LEASE EXPIRATIONS AND RENEWALS

     The following table shows tenant lease expirations for the next ten years at the Company's shopping centers and business centers, assuming that none of the tenants exercise any of their renewal options:

                                                                         PERCENTAGE OF     PERCENTAGE OF
                                                          AVERAGE BASE    TOTAL LEASED   TOTAL BASE RENTAL
                                           ANNUALIZED     RENT PER SQ.    SQ. FOOTAGE        REVENUES
                 NO. OF    APPROXIMATE     BASE RENT       FOOT UNDER    REPRESENTED BY   REPRESENTED BY
                 LEASES   LEASE AREA IN  UNDER EXPIRING     EXPIRING        EXPIRING         EXPIRING
EXPIRATION YEAR EXPIRING   SQUARE FEET     LEASES(1)       LEASES(1)       LEASES(1)         LEASES(1)
--------------- --------  -------------  --------------  --------------  --------------  -----------------
1997...........     376     1,187,639     $  9,194,739       $ 7.74            5.7%              6.0%
1998...........     277     1,248,294        8,597,486         6.89            5.9               5.6
1999...........     322     1,211,691       10,393,202         8.58            5.8               6.8
2000...........     252     1,068,212       10,096,280         9.45            5.1               6.6
2001...........     222     1,114,593        9,219,016         8.27            5.3               6.0
2002...........      68       780,347        4,491,670         5.76            3.7               2.9
2003...........      61       933,097        4,783,763         5.13            4.4               3.1
2004...........      59       658,769        5,373,496         8.16            3.1               3.5
2005...........      71       993,213        7,381,904         7.43            4.7               4.8
2006...........      47       530,300        6,007,986        11.33            2.5               3.9
                --------  -------------  --------------     -------          -----             -----
Total/Wtd.
  Avg..........   1,755     9,726,155     $ 75,539,542       $ 7.77           46.3%             49.3%

---------------

(1) As of November 30, 1996.

ADDITIONAL INFORMATION

     The following table sets forth certain additional information relating to the Company's shopping centers and business centers owned by the Company as of September 30, 1996:

                                                          OWNERSHIP
                                                          INTEREST                                             MORTGAGE
                                                        (GROUND LEASE    DATE                   COMPANY       OBLIGATION
                                                        TERMINATION/  DEVELOPED                  GROSS            AT
                                              TYPE OF      OPTION        OR       LAND AREA     LEASABLE     SEPTEMBER 30,
      PROPERTY              LOCATION        PROPERTY(1) TERMINATION) ACQUIRED(2)   (ACRES)   AREA (SQ. FT.)      1996
-----------------  -----------------------  ----------- ------------ -----------  ---------  --------------  -------------
ALABAMA
Birmingham          5291 Highway 280 South       PC          Fee       12/01/94      64.46        395,561     $         0
                                                                       12/29/94(a)
Birmingham          7001 Crestwood Blvd.         PC          Fee       03/01/89      45.49        284,500               0
                                                                       11/15/95(a)
Huntsville          6140-A University Drive      PC          Fee       12/28/95       5.29         41,000               0
                                                                       12/28/95(a)    9.45
ARIZONA
Phoenix             7553 W. Bell Road            PC          Fee       10/01/95                   329,036               0
                                                                       07/02/96(a)
ARKANSAS
North Little Rock   4124 East McCain Blvd        PC          Fee       07/01/91      27.76        294,357               0
                                                                       03/21/94(a)
Russellville        3093 East Main Street        PC          Fee       02/01/92      31.20        272,245               0
                                                                       04/18/94(a)
CALIFORNIA
San Diego           11610 Carmel Mntn. Rd.       PC        Fee(7)      04/01/93      50.00        446,484              (7)
                                                                       11/17/95(a)
COLORADO
Alamosa             145 Craft Avenue             PC          Fee       01/01/86      13.10         20,164               0
Denver              505 South Broadway           PC        Fee(7)      11/01/93      38.59        369,386              (7)
                                                                       11/17/95(a)
Trinidad            Hwy 239 @ 125 Frontage       PC          Fee       05/01/86      17.88         63,836               0

                         TOTAL      AVERAGE
                      ANNUALIZED      BASE       ANNUAL                            ANCHOR TENANTS
                         BASE       RENT PER   PERCENTAGE   PERCENT              (LEASE EXPIRATION/
      PROPERTY          RENT(3)    SQ. FT.(4)   RENT(5)    LEASED(6)             OPTION EXPIRATION)
--------------------  -----------  ----------  ----------  ---------  ----------------------------------------
ALABAMA
Birmingham            $ 3,142,252    $ 8.00    $ 117,366     100.0%   Wal-Mart (2004/2024), Winn-Dixie
                                                                      (2014/2044), Goody's (2004/2019)
Birmingham              2,008,985      7.81            0      90.5    Home Depot (not owned) Western
                                                                      Supermarkets (not owned), Office Depot
                                                                      (1999/2014), Goody's (2004/2019), Stein
                                                                      Mart (2003/2018), Cobb Theaters
                                                                      (2006/2016)
Huntsville                458,350     11.18            0     100.0    Wal-Mart (not owned)

ARIZONA
Phoenix                 3,423,128     10.40            0     100.0    Lil' Things (2009/2024), Barnes & Noble
                                                                      (2011/2026), TJMaxx (2005/2020), Circuit
                                                                      City (2016/2036), Oshman's (2017/2037),
                                                                      Linens 'N Things (2011/2026), Fry's (not
                                                                      owned)
ARKANSAS
North Little Rock       1,821,208      6.62            0      93.5    Kmart (2016/2066), Wards (2014/2034),
                                                                      TJMaxx (2001/2011), Cinemark (2011/2031)

Russellville            1,636,823      6.08       28,336      98.8    Wal-Mart (2011/2041), J.C.Penney
                                                                      (2012/2032), Beall-Ladymon (2007/2022)

CALIFORNIA
San Diego               5,946,266     13.32            0     100.0    Mervyn's (not owned), Kmart (2018/2048),
                                                                      Pacific Theaters (2013/2023), Sportmart
                                                                      (2008/2023), Circuit City (2009/2024),
                                                                      Marshall's (2009/2029), Ross Dress For
                                                                      Less (2004/2019), Michael's (2004/2014),
                                                                      Barnes & Noble (2003/2013), Blockbuster
                                                                      Music (1999/2014)

COLORADO
Alamosa                   140,349      7.64       13,587      85.3    Wal-Mart (not owned)

Denver                  3,551,754      9.62            0     100.0    Kmart (2019/2069), Albertson's
                                                                      (2019/2049), Sam's (2018/2058),
                                                                      OfficeMax (2010/2035), Pep Boys
                                                                      (2014/2035)
Trinidad                  289,395      4.78          660      94.9    Wal-Mart (not owned), Super Save (1998)

---------------
(1) "PC" indicates a power center or a community shopping center, "NC" indicates a neighborhood shopping center, "MM" indicates an enclosed mini-mall and "BC" indicates a business center.
(2) Indicates the date developed or acquired by the Company or DDG, unless denoted with (a), which indicates the date on which the property was acquired by the Company following completion of the IPO.
(3)  Total annualized base rentals as of September 30, 1996.
(4) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 1996.
(5) Percentage and overage rentals paid for the twelve-month period ended November 30, 1996.
(6) Includes space leased as of September 30, 1996, for which rent was being paid but which was not then occupied, also includes anchor tenant leases signed as of such date relating to approximately 297,000 square feet that have not yet been fully occupied.
(7) One of thirteen properties owned through joint ventures which serve as collateral for joint venture mortgage debt aggregating approximately $358.1 million (of which the Company's proportionate share is $179.1 million) which is not reflected in the consolidated indebtedness.
  *  This anchor tenant has closed and sublet the space.
 **  This tenant-owned anchor store has closed.
 *** This tenant-owned anchor store has closed and the space has been sublet. **** This anchor tenant continues to pay rent to the Company but does not occupy or sublet the space.

                                                          OWNERSHIP
                                                          INTEREST                                             MORTGAGE
                                                        (GROUND LEASE    DATE                   COMPANY       OBLIGATION
                                                        TERMINATION/  DEVELOPED                  GROSS            AT
                                              TYPE OF      OPTION        OR       LAND AREA     LEASABLE     SEPTEMBER 30,
      PROPERTY              LOCATION        PROPERTY(1) TERMINATION) ACQUIRED(2)   (ACRES)   AREA (SQ. FT.)      1996
------------------  ----------------------  ----------- ------------ -----------  ---------  --------------  -------------
CONNECTICUT
Waterbury           899 Wolcott Street           PC     Ground Lease   11/01/73      15.60        124,310     $         0
                                                           (2049)
FLORIDA
Bayonet Point       U.S. 19 & S.R. 52            PC          Fee       09/01/85      58.67        203,760       5,327,208
Brandon             1602 Brandon Blvd            PC     Ground Lease   06/01/72      17.33        139,522               0
                                                           (2070)
Cape Coral          1420 Del Prado Blvd          NC          Fee       09/01/85       9.61         98,413               0
Crystal River       420 Sun Coast Hwy            PC          Fee       10/01/86      21.18        146,954               0
Fern Park           6735 U.S. #17-92             PC          Fee       10/01/70       3.04         16,000               0
Jacksonville        3000 Dunn Avenue             PC          Fee       12/01/88      30.82        219,073       8,167,621
                                                                       03/31/95(a)
Marianna            2820 Highway 71              PC          Fee       08/01/90      17.34         63,894               0
Melbourne           750-850 Apollo Blvd          PC     Ground Lease   11/01/78      15.52        121,913               0
                                                           (2054)
Naples              5010 Airport Road North      PC        Fee(7)      03/01/94      30.60        266,438              (7)
                                                                       11/17/95(a)
Ocala               3711 Silver Sprgs, NE        PC          Fee       06/01/74       2.23         19,280               0
Orlando             5250 W. Colonial Drive       PC          Fee       08/01/89      30.57        177,215               0
Ormond Beach        1458 West Granada Blvd       PC          Fee       07/01/93      32.09        231,445               0
                                                                       05/02/94(a)
Palm Harbor         300 East Lake Road           PC          Fee       05/01/90       5.80         52,395               0
                                                                       05/12/95(a)
Pensacola           8934 Pensacola Blvd          PC          Fee       12/01/88      21.00         75,736               0
Spring Hill         13050 Cortez Blvd            PC          Fee       09/01/88      21.60        103,112       6,231,018
Tampa               15233 No. Dale Mabry         PC          Fee       12/01/90      23.70        104,473               0
Tampa               7039 West Waters Ave         PC          Fee       07/01/90      30.61        134,166               0
Tarpon Springs      41232 U.S. 19, North         PC          Fee       11/01/74      23.30        190,680               0
West Pasco          7201 County Rd 54            PC          Fee       09/01/86      24.40        135,421       4,783,894


                         TOTAL      AVERAGE
                      ANNUALIZED      BASE       ANNUAL                            ANCHOR TENANTS
                         BASE       RENT PER   PERCENTAGE   PERCENT              (LEASE EXPIRATION/
      PROPERTY          RENT(3)    SQ. FT.(4)   RENT(5)    LEASED(6)             OPTION EXPIRATION)
--------------------  -----------  ----------  ----------  ---------  ----------------------------------------
CONNECTICUT
Waterbury             $   408,208    $ 3.28    $       0      100.0%  Kmart (1998/2048), Grand Union
                                                                      (1999/2024)
FLORIDA
Bayonet Point           1,137,845      5.79            0       96.5   Publix (2005/2025), Beall's (2002/2017),
                                                                      TJMaxx (2010/2030)*, Eckerd (2005/2025)

Brandon                   508,893      3.72            0       98.1   Kmart (1997/2047)

Cape Coral                397,006      5.80       40,076       69.5   TJMaxx (2007/2017), OfficeMax
                                                                      (2012/2027)

Crystal River             437,988      3.27       88,856       91.2   Beall's (2001/2016), Scotty's
                                                                      (2008/2038)

Fern Park                  97,700      6.43            0       95.0   Kmart (not owned)**

Jacksonville            1,383,712      6.40       43,038       98.7   Wal-Mart (not owned)***, J.C.Penney
                                                                      (2002/2022), Winn Dixie (2009/2034),
                                                                      Walgreen's (2029/2029)

Marianna                  444,076      6.95        5,422      100.0   Wal-Mart (not owned), Beall's
                                                                      (2005/2020), Eckerd (2010/2030)

Melbourne                 371,952      3.14       27,667       97.1   Kmart (2003/2048)****, Beall's
                                                                      (1997/2007)

Naples                  2,685,307     10.48            0       96.2   Winn Dixie (2014/2038), TJMaxx
                                                                      (2009/2024), Service Merchandise
                                                                      (2015/2035), Ross Dress For Less
                                                                      (2005/2025), Circuit City (2015/2035),
                                                                      OfficeMax (2010/2025)

Ocala                      75,060      4.91       10,811       79.3   Kmart (not owned), Eckerd (1998/2018)

Orlando                 1,108,136      8.99       24,591       69.6   Wal-Mart (not owned), Publix
                                                                      (2009/2019), Walgreens (2029/2029)

Ormond Beach            1,719,073      7.96            0       93.4   Kmart (2018/2064), Publix (2013/2033),
                                                                      Beall's (2004/2024)

Palm Harbor               631,127     14.12        1,746       85.3   Target (not owned), Albertson's (not
                                                                      owned), Eckerd (2010/2025)

Pensacola                 309,923      7.89       26,891       51.9   Wal-Mart (not owned), City Drug
                                                                      (1998/2003)

Spring Hill               854,395      8.48            0       97.7   Wal-Mart (not owned), Publix
                                                                      (2008/2028), Walgreens (2028/2028)

Tampa                   1,030,116     10.30            0       95.7   Wal-Mart (not owned), Publix (2010/2030)

Tampa                     984,567      8.21            0       89.4   Wal-Mart (not owned), Beall's
                                                                      (2005/2029), Kash N Karry (2010/2040)

Tarpon Springs            677,344      5.15            0       69.0   Kmart (1999/2049)

West Pasco              1,025,672      7.57            0      100.0   Wal-Mart (not owned), Publix
                                                                      (2006/2026), Beall's (2001/2016),
                                                                      Walgreens (2026/2026)

---------------
(1) "PC" indicates a power center or a community shopping center, "NC" indicates a neighborhood shopping center, "MM" indicates an enclosed mini-mall and "BC" indicates a business center.
(2) Indicates the date developed or acquired by the Company or DDG, unless denoted with (a), which indicates the date on which the property was acquired by the Company following completion of the IPO.
(3)  Total annualized base rentals as of September 30, 1996.
(4) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 1996.
(5) Percentage and overage rentals paid for the twelve-month period year ended November 30, 1996.
(6) Includes space leased as of September 30, 1996, for which rent was being paid but which was not then occupied, also includes anchor tenant leases signed as of such date relating to approximately 297,000 square feet that have not yet been fully occupied.
(7) One of thirteen properties owned through joint ventures which serve as collateral for joint venture mortgage debt aggregating approximately $358.1 million (of which the Company's proportionate share is $179.1 million) which is not reflected in the consolidated indebtedness.
  *  This anchor tenant has closed and sublet the space.
 **  This tenant-owned anchor store has closed.
 *** This tenant-owned anchor store has closed and the space has been sublet. **** This anchor tenant continues to pay rent to the Company but does not occupy or sublet the space.

                                                           OWNERSHIP
                                                           INTEREST                                             MORTGAGE
                                                         (GROUND LEASE    DATE                   COMPANY       OBLIGATION
                                                         TERMINATION/  DEVELOPED                  GROSS            AT
                                               TYPE OF      OPTION        OR       LAND AREA     LEASABLE     SEPTEMBER 30,
    PROPERTY               LOCATION          PROPERTY(1) TERMINATION) ACQUIRED(2)   (ACRES)   AREA (SQ. FT.)      1996
---------------  --------------------------  ----------- ------------ -----------  ---------  --------------  -------------
GEORGIA
Atlanta          1155 Mt. Vernon Highway          PC        Fee(7)      11/01/95      30.67        257,699     $        (7)
                                                                        11/17/95(a)
Duluth           1630 Pleasant Hill Road          PC          Fee       04/01/90       8.70         99,025               0
                                                                        02/24/94(a)
Marietta         2609 Bells Ferry Road            PC        Fee(7)      08/01/95      48.28        270,440              (7)
                                                                        11/17/95(a)
Stone Mountain   5615 Memorial Drive              PC          Fee       11/01/73      16.60        143,860               0
ILLINOIS
Harrisburg       701 North Commercial             PC          Fee       01/01/91      24.46        168,507               0
                                                                        02/17/94(a)
Mount Vernon     42nd and Broadway                MM          Fee       08/01/74      39.25        266,601               0
                                                                        08/13/93(a)
Schaumburg       1430 East Golf Road              PC        Fee(7)      11/01/93      62.80        500,819              (7)
                                                                        11/17/95(a)
INDIANA
Bedford          1320 James Avenue                PC          Fee       07/01/93      20.56        187,135               0
                                                                        10/21/93(a)
Connersville     2100 Park Road                   PC          Fee       01/01/91      21.99        139,087               0
                                                                        12/10/93(a)
Highland         Highway 41 & Main Street         PC          Fee       11/01/95      35.18        174,447               0
                                                                        07/02/96(a)
IOWA
Ottumwa          1110 Quincy Avenue               MM          Fee       04/01/90      34.00        161,659               0
KENTUCKY
Hazard           Kentucky Highway 80              PC          Fee       08/01/78      11.74        111,492               0
Murray           U.S. Highway 641 & Arcadia       PC          Fee       10/01/77      15.18        149,028               0
                                                                        02/18/94(a)
MASSACHUSETTS
Framingham       1 Worcester Road                 PC        Fee(7)      08/01/94     177.00        692,946              (7)
                                                                        11/17/95(a)

                      TOTAL      AVERAGE
                   ANNUALIZED      BASE       ANNUAL                            ANCHOR TENANTS
                      BASE       RENT PER   PERCENTAGE   PERCENT              (LEASE EXPIRATION/
    PROPERTY         RENT(3)    SQ. FT.(4)   RENT(5)    LEASED(6)             OPTION EXPIRATION)
-----------------  -----------  ----------  ----------  ---------  ----------------------------------------
GEORGIA
Atlanta            $ 3,067,618    $11.90    $       0      100.0%  Stein Mart (2010/2025), HomePlace
                                                                   (2011/2026), United Artists (2015/2035)

Duluth               1,162,798     12.43            0       94.5   Wal-Mart (not owned), Office Depot
                                                                   (2000/2020), Ethan Allen (2000/2010)

Marietta             3,152,781     11.66            0      100.0   Publix (2015/2035), HomePlace
                                                                   (2011/2026), Petsmart (2011/2021),
                                                                   Barnes & Noble (2011/2026)

Stone Mountain         458,583      3.24            0       98.4   Kmart (1998/2048)*

ILLINOIS
Harrisburg             865,997      5.46            0       94.7   Wal-Mart (2011/2041), Roundy's Grocery
                                                                   (2011/2031)

Mount Vernon         1,149,355      4.76      196,346       90.5   Wal-Mart (2008/2028), J.C.Penney
                                                                   (1997/2022), Martin's (1999/2014),
                                                                   Mammoth (1999/2014)

Schaumburg           7,071,001     14.12            0      100.0   Builder's Square (2019/2049), Service
                                                                   Merchandise (2014/2049), OfficeMax
                                                                   (2010/2020), Sports Authority
                                                                   (2013/2033), Marshall's (2009/2024),
                                                                   Nordstrom Rack (2009/2024), Border's
                                                                   Books (2009/2029), Circuit City
                                                                   (2010/2025)

INDIANA
Bedford              1,099,621      5.88        6,761      100.0   Kmart (2018/2068), J.C.Penney
                                                                   (2008/2028), Goody's (2003/2018)

Connersville           756,499      5.56        1,992       97.8   Wal-Mart (2011/2041), Cox Supermarket
                                                                   (2011/2026)

Highland             1,401,587      8.03            0      100.0   Marshall's (2011/2021), Circuit City
                                                                   (2016/2036), Kohl's (2016/2036),
                                                                   OfficeMax (2012/2032), Jewel (not
                                                                   owned), Target (not owned)

IOWA
Ottumwa              1,021,218      6.74       29,714       93.8   Wal-Mart (not owned), J.C.Penney
                                                                   (2005/2035), Herberger (2004/2019)

KENTUCKY
Hazard                 401,869      3.93       12,647       91.7   Kmart (2003/2053)*, A&P (1998/2038)

Murray                 490,322      3.42      141,663       96.3   Wal-Mart (2010/2030)****

MASSACHUSETTS
Framingham           9,679,558     14.48            0       96.5   General Cinema (2014/2034), TJMaxx
                                                                   (2010/2020), Sears Homelife (2004/2024),
                                                                   Marshall's (2011/2026), Bob's
                                                                   (2011/2026), Linens 'N Things
                                                                   (2011/2026), Sports Authority
                                                                   (2015/2035), Barnes & Noble (2011/2026),
                                                                   OfficeMax (2011/2026)

---------------
(1) "PC" indicates a power center or a community shopping center, "NC" indicates a neighborhood shopping center, "MM" indicates an enclosed mini-mall and "BC" indicates a business center.
(2) Indicates the date developed or acquired by the Company or DDG, unless denoted with (a), which indicates the date on which the property was acquired by the Company following completion of the IPO.
(3)  Total annualized base rentals as of September 30, 1996.
(4) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 1996.
(5) Percentage and overage rentals paid for the twelve-month period ended November 30, 1996.
(6) Includes space leased as of September 30, 1996, for which rent was being paid but which was not then occupied, also includes anchor tenant leases signed as of such date relating to approximately 297,000 square feet that have not yet been fully occupied.
(7) One of thirteen properties owned through joint ventures which serve as collateral for joint venture mortgage debt aggregating approximately $358.1 million (of which the Company's proportionate share is $179.1 million) which is not reflected in the consolidated indebtedness.
  *  This anchor tenant has closed and sublet the space.
 **  This tenant-owned anchor store has closed.
 *** This tenant-owned anchor store has closed and the space has been sublet. **** This anchor tenant continues to pay rent to the Company but does not occupy or sublet the space.

                                                          OWNERSHIP
                                                          INTEREST                                             MORTGAGE
                                                        (GROUND LEASE    DATE                   COMPANY       OBLIGATION
                                                        TERMINATION/  DEVELOPED                  GROSS            AT
                                              TYPE OF      OPTION        OR       LAND AREA     LEASABLE     SEPTEMBER 30,
    PROPERTY              LOCATION          PROPERTY(1) TERMINATION) ACQUIRED(2)   (ACRES)   AREA (SQ. FT.)      1996
---------------  -------------------------  ----------- ------------ -----------  ---------  --------------  -------------
MICHIGAN
Bad Axe          850 No. Van Dyke Rd             PC          Fee       01/01/91      18.58         63,415     $         0
                                                                       08/12/93(a)
Cheboygan        1109 East State                 PC          Fee       01/01/88      16.75         95,094               0
                                                                       12/14/93(a)
Gaylord          1401 West Main Street           PC          Fee       02/01/91      19.49        190,482               0
                                                                       08/12/93(a)
Houghton         Highway M26                     MM          Fee       12/01/81      21.48        234,338       3,173,376
Howell           3599 East Grand River           PC          Fee       11/01/91      26.52        213,737       7,799,624
                                                                       09/23/93(a)
Mt Pleasant      4208 E. Blue Grass Rd           PC          Fee       07/01/90      51.13        248,963               0
                                                                       09/24/93(a)
Sault Ste Marie  4516 I-75 Business Spur         PC          Fee       08/01/93      40.08        262,267       8,148,047
                                                                       09/02/94(a)
Walker           3390-B Alpine Ave., N.W.        PC          Fee       09/01/89      16.40        133,981               0
                                                                       12/29/95(a)
MINNESOTA
Bemidji          1201 Paul Bunyan Drive          MM          Fee       11/01/77      31.55        285,166               0
Brainerd         1200 Hwy 210 West               MM          Fee       08/01/85      17.19        230,129         995,000
Hutchinson       1060 S.R. 15                    MM          Fee       12/01/81      36.88        121,273       5,268,131
Maple Grove      Weaver Lake Road and I-94       PC          Fee       10/01/95      25.61        250,269               0
                                                                       07/02/96(a)
Worthington      1635 Oxford Street              MM          Fee       11/01/77      38.02        185,348               0
MISSISSIPPI
Starkville       882 Highway 12 West             PC          Fee       08/01/90      28.81        234,652       2,443,100
                                                                       11/16/94(a)
Tupelo           3850 North Gloster              PC          Fee       08/01/92      41.91        348,236      11,951,213
                                                                       12/15/94(a)
MISSOURI
Fenton           Gravois Rd-Hwy 141              NC          Fee       07/01/70      11.07        100,548               0
Independence     900 East 39th Street            PC        Fee(7)      09/01/95      46.95        365,062              (7)
                                                                       11/17/95(a)

                      TOTAL      AVERAGE
                   ANNUALIZED      BASE       ANNUAL                            ANCHOR TENANTS
                      BASE       RENT PER   PERCENTAGE   PERCENT              (LEASE EXPIRATION/
    PROPERTY         RENT(3)    SQ. FT.(4)   RENT(5)    LEASED(6)             OPTION EXPIRATION)
-----------------  -----------  ----------  ----------  ---------  -----------------------------------------
MICHIGAN
Bad Axe            $   513,070    $ 8.09    $       0     100.0%   Wal-Mart (not owned), Farmer Jack's
                                                                   (2012/2037)

Cheboygan              416,700      4.68          365      93.7    Kmart (2005/2055), Carters Food Center
                                                                   (1999/2024)

Gaylord              1,060,011      5.66        2,340      98.4    Wal-Mart (2010/2040), Buy-Low (2011/2031)

Houghton             1,063,267      4.84       81,596      93.7    Kmart (2005/2055), J.C.Penney (2000/2020)

Howell               1,265,376      5.92        9,851     100.0    Wal-Mart (2011/2041), Kroger (2012/2042)

Mt Pleasant          1,443,586      5.88        7,865      98.6    Wal-Mart (2009/2039), Kroger (2011/2041),
                                                                   Odd Lots (1998/2008)

Sault Ste Marie      1,540,029      6.31            0      93.1    Wal-Mart (2012/2042), J.C.Penney
                                                                   (2008/2033), Glen's Supermarket
                                                                   (2013/2033)

Walker               1,294,615      9.66            0     100.0    Circuit City (not owned), Target (not
                                                                   owned), Toys R Us (not owned), TJMaxx
                                                                   (2005/2020), Office Depot (2005/2019)

MINNESOTA
Bemidji              1,210,199      4.81       62,973      88.2    Kmart (2002/2052), J.C.Penney (1998/2018)

Brainerd             1,286,065      6.12       58,953      91.4    Kmart (2004/2054), Herberger's
                                                                   (2008/2023)

Hutchinson             749,976      6.74       23,256      91.7    Kmart (not owned), J.C.Penney (2001/2021)

Maple Grove          2,428,247      9.70            0     100.0    Kohl's (2016/2036), Barnes & Noble
                                                                   (2011/2026), Holiday Sports (2011/2027),
                                                                   HomePlace (2016/2036), Cub Foods (not
                                                                   owned)

Worthington          1,033,709      5.67       14,232      98.3    Kmart (2001/2051), J.C.Penney
                                                                   (2007/2032), Sterling (2001/2021), Hy-Vee
                                                                   (2011/2031)

MISSISSIPPI
Starkville           1,169,090      5.31       14,792      93.8    Wal-Mart (2015/2045), J.C.Penney
                                                                   (2010/2040), Kroger (2012/2042)

Tupelo               1,817,212      5.32            0      98.2    Wal-Mart (2012/2042), Sam's (2012/2042),
                                                                   Goody's (2002/2017)

MISSOURI
Fenton                 753,550      7.95          694      94.3
Independence         3,521,749      9.86            0      97.8    Kohl's (2016/2036), Bed, Bath & Beyond
                                                                   (2012/2027), Marshall's (2012/2027),
                                                                   Rhodes Furniture (2016/2026), Barnes &
                                                                   Noble (2011/2026), American Multi-Cinema
                                                                   (2015/2034)

---------------
(1) "PC" indicates a power center or a community shopping center, "NC" indicates a neighborhood shopping center, "MM" indicates an enclosed mini-mall and "BC" indicates a business center.
(2) Indicates the date developed or acquired by the Company or DDG, unless denoted with (a), which indicates the date on which the property was acquired by the Company following completion of the IPO.
(3)  Total annualized base rentals as of September 30, 1996.
(4) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 1996.
(5) Percentage and overage rentals paid for the twelve-month period ended November 30, 1996.
(6) Includes space leased as of September 30, 1996, for which rent was being paid but which was not then occupied, also includes anchor tenant leases signed as of such date relating to approximately 297,000 square feet that have not yet been fully occupied.
(7) One of thirteen properties owned through joint ventures which serve as collateral for joint venture mortgage debt aggregating approximately $358.1 million (of which the Company's proportionate share is $179.1 million) which is not reflected in the consolidated indebtedness.
  *  This anchor tenant has closed and sublet the space.
 **  This tenant-owned anchor store has closed.
 *** This tenant-owned anchor store has closed and the space has been sublet. **** This anchor tenant continues to pay rent to the Company but does not occupy or sublet the space.

                                                           OWNERSHIP
                                                           INTEREST                                             MORTGAGE
                                                         (GROUND LEASE    DATE                   COMPANY       OBLIGATION
                                                         TERMINATION/  DEVELOPED                  GROSS            AT
                                               TYPE OF      OPTION        OR       LAND AREA     LEASABLE     SEPTEMBER 30,
    PROPERTY               LOCATION          PROPERTY(1) TERMINATION) ACQUIRED(2)   (ACRES)   AREA (SQ. FT.)      1996
-------------------------------------------------------- ------------------------  ---------  --------------  -------------
NEW MEXICO
Los Alamos       800 Trinity Drive                NC          Fee       07/01/78       8.72         98,050     $         0

NORTH CAROLINA
Ahoskie          1400 East Memorial Drive         PC          Fee       12/01/92      26.95        187,257               0
                                                                        02/25/94(a)
Durham           3500 Oxford Road                 PC          Fee       12/01/90      41.70        206,827               0
Durham           5428-B New Hope Commons          PC        Fee(7)      07/01/95      39.53        408,292              (7)
                                                                        11/17/95(a)
Jacksonville     US Hwy 17-Western Ave            PC          Fee       08/01/89      27.51         79,200       2,664,141
New Bern         3003 Claredon Blvd               PC          Fee       05/01/89      28.18        238,388       5,392,642
Washington       536 Pamlico Plaza                NC          Fee       11/01/90      22.17         85,000               0
Waynesville      201 Paragon Parkway              PC          Fee       06/01/90      28.40        181,894               0
                                                                        04/28/93(a)
Wilmington       S. College-New Centre Drive      PC          Fee       09/01/89      57.78        442,583      10,075,323
NORTH DAKOTA
Dickinson        1681 Third Avenue                MM          Fee       05/01/78      27.10        267,676               0
OHIO
Ashland          U.S. Route 42                    PC          Fee       11/01/77       6.26        110,656               0
Aurora           180 Lena Drive                   BC          Fee       09/01/88      20.00        236,225               0
Canton           5496 Dressler Road               PC        Fee(7)      10/01/95      20.00        229,809              (7)
Chillicothe      867 North Bridge Street          PC          Fee       09/01/74      16.70        191,982               0


                      TOTAL      AVERAGE
                   ANNUALIZED      BASE       ANNUAL                            ANCHOR TENANTS
                      BASE       RENT PER   PERCENTAGE   PERCENT              (LEASE EXPIRATION/
    PROPERTY         RENT(3)    SQ. FT.(4)   RENT(5)    LEASED(6)             OPTION EXPIRATION)
-----------------  -----------  ----------  ----------  ---------  ----------------------------------------

NEW MEXICO
Los Alamos         $   504,764    $ 5.15    $  54,461      100.0%  Furrs (1997/1997), Furrs Pharmacy
                                                                   (1998/2013), TG&Y (2018/2033)

NORTH CAROLINA
Ahoskie                910,614      4.93       15,903       98.7   Wal-Mart (2013/2043), Belk (2008/2033),
                                                                   Food Lion (2012/2032)

Durham               1,317,656      6.51      105,683       99.7   Wal-Mart (not owned), Food Lion
                                                                   (2010/2030), Lowe's (2011/2031), Best
                                                                   Products (2003/2018)

Durham               4,421,604     10.83            0      100.0   Wal-Mart (2015/2035), Upton's (not
                                                                   owned), Michael's (2005/2020),
                                                                   Marshall's (2011/2026), Linens 'N Things
                                                                   (2011/2026), Best Buy (2011/2026),
                                                                   OfficeMax (2010/2025), Barnes & Noble
                                                                   (2010/2025)

Jacksonville           543,864      6.87        7,812      100.0   Wal-Mart (not owned), Wilson's
                                                                   (2009/2024)

New Bern             1,201,608      5.77        7,538       87.4   Wal-Mart (2009/2034), BuyForLess
                                                                   (2009/2039)

Washington             392,998      4.62        2,962      100.0   Wal-Mart (2009/2034)

Waynesville          1,049,140      5.87        2,901       98.2   Wal-Mart (2011/2041), Food Lion
                                                                   (2011/2031)

Wilmington           2,990,081      6.83       35,516       98.9   Wal-Mart (2009/2034), Sam's (not owned),
                                                                   Lowes (2009/2029), Hamrick's
                                                                   (2002/2007), Goody's (2005/2015)

NORTH DAKOTA
Dickinson              980,749      3.98       67,943       92.0   Kmart (2003/2053), J.C.Penney
                                                                   (1998/2018), Herberger (2000/2020),
                                                                   Thrifty (2001/2001)

OHIO
Ashland                267,098      2.41            0      100.0   Kmart (2002/2052), N.J. Supermarkets
                                                                   (1997/2022)****

Aurora                 744,109      3.15            0      100.0   Hardline Services (2003/2013)

Canton               2,241,129     10.40        1,135       93.7   Kohl's (2016/2046), Target (not owned),
                                                                   Media Play (2011/2026), Dick's Sporting
                                                                   Goods (2010/2025)

Chillicothe          1,257,085      6.66       13,701       98.3   Kroger (2001/2031), Super X (2001/2031)
                                                                   Lowe's (2015/2034)

---------------
(1) "PC" indicates a power center or a community shopping center, "NC" indicates a neighborhood shopping center, "MM" indicates an enclosed mini-mall and "BC" indicates a business center.
(2) Indicates the date developed or acquired by the Company or DDG, unless denoted with (a), which indicates the date on which the property was acquired by the Company following completion of the IPO.
(3)  Total annualized base rentals as of September 30, 1996.
(4) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 1996.
(5) Percentage and overage rentals paid for the twelve-month period ended November 30, 1996.
(6) Includes space leased as of September 30, 1996, for which rent was being paid but which was not then occupied, also includes anchor tenant leases signed as of such date relating to approximately 297,000 square feet that have not yet been fully occupied.
(7) One of thirteen properties owned through joint ventures which serve as collateral for joint venture mortgage debt aggregating approximately $358.1 million (of which the Company's proportionate share is $179.1 million) which is not reflected in the consolidated indebtedness.
  *  This anchor tenant has closed and sublet the space.
 **  This tenant-owned anchor store has closed.
 *** This tenant-owned anchor store has closed and the space has been sublet. **** This anchor tenant continues to pay rent to the Company but does not occupy or sublet the space.

                                                           OWNERSHIP
                                                           INTEREST                                            MORTGAGE
                                                         (GROUND LEASE    DATE                  COMPANY       OBLIGATION
                                                         TERMINATION/  DEVELOPED                 GROSS            AT
                                               TYPE OF      OPTION        OR       LAND AREA    LEASABLE     SEPTEMBER 30,
    PROPERTY               LOCATION          PROPERTY(1) TERMINATION) ACQUIRED(2)   (ACRES)  AREA (SQ. FT.)      1996
-------------------------------------------------------- ------------------------  --------- --------------  -------------
OHIO (CONT.)
Cincinnati       5100 Glencrossing Way            PC          Fee       11/01/90      24.47       231,224    $          0
                                                                        05/26/93(a)
Cleveland        3250 West 65th Street            PC          Fee       10/01/77       4.18        49,420               0
Eastlake         33752 Vine Street                PC          Fee       09/01/71       0.99         4,000               0
Elyria           825 Cleveland                    PC          Fee       09/01/77      16.30       150,200       3,826,460
Highland Hts.    6235 Wilson Mills Rd             PC          Fee       07/01/71      11.63       247,146               0
Hillsboro        1100 North High St               PC          Fee       03/01/79      11.02        58,583               0
Huber Hts.       8280 Old Troy Pike               PC          Fee       06/01/90      17.39       163,741               0
                                                                        08/12/93(a)
Lebanon          1879 Deerfield Road              PC          Fee       01/01/90      14.40        26,500               0
                                                                        08/12/93(a)
Macedonia        8210 Macedonia Commons           PC        Fee(7)      05/01/94      19.94       239,789              (7)
                                                                        07/05/94(a)
Mayfield Hts.    624 Alpha Drive                  BC          Fee       11/01/86       7.00        35,705               0
Mayfield Hts.    625 Alpha Drive                  BC          Fee       07/01/84       5.90        77,110               0
Mentor           Pine Needle                      BC          Fee       11/01/87       3.10        40,200               0
Solon            6211 S.O.M. Center Rd            PC          Fee       05/01/78       0.64         2,560               0
Stow             4332 Kent Road                   PC          Fee       07/01/69      20.14       116,806               0
Streetsboro      3000 Crane Drive                 BC          Fee       03/01/89       5.00        66,200               0
Tiffin           870 West Market St               MM          Fee       09/01/80      27.62       230,278               0
Toledo           5245 Airport Highway             PC          Fee       10/01/93      22.87       187,674               0
                                                                        02/24/95(a)
Twinsburg        9177 Dutton Drive                BC          Fee       11/01/89       3.90        35,502               0
Twinsburg        9300 Dutton Drive                BC          Fee       11/01/89       6.80        85,800               0
Westlake         30100 Detroit Road               PC          Fee       10/01/74      12.71       162,420               0
Wilmington       1025 S. South Street             PC          Fee       11/01/77       7.38        55,130               0
Xenia            1700 West Park Square            PC          Fee       11/01/94       7.38       104,873               0
Zanesville       3431 North Maple Ave             PC          Fee       04/01/90       3.28        13,283               0
OREGON
Portland         NW Evergreen Pkwy. & NW Ring      PC         Fee       11/01/95      18.29       136,626               0
                 Road                                                   08/22/96(a)


                      TOTAL      AVERAGE
                   ANNUALIZED      BASE       ANNUAL                            ANCHOR TENANTS
                      BASE       RENT PER   PERCENTAGE   PERCENT              (LEASE EXPIRATION/
    PROPERTY         RENT(3)    SQ. FT.(4)   RENT(5)    LEASED(6)             OPTION EXPIRATION)
-----------------  -----------  ----------  ----------  ---------  -----------------------------------------
OHIO (CONT.)
Cincinnati         $ 2,117,894    $ 9.17    $       0      99.9%   Thriftway (2009/2029), Service
                                                                   Merchandise (2006/2031)

Cleveland              229,630      4.91            0      94.6    Kmart (not owned), A&P (1997/2027)*,
                                                                   Revco (1997/2007)

Eastlake                61,200     15.30            0     100.0    Kmart (not owned)

Elyria                 761,970      5.07        7,281     100.0    Hill's (2003/2028), Finast (2010/2045)

Highland Hts.        2,563,263     10.37        5,947     100.0    Builders Square (2020/2070)

Hillsboro              232,315      4.17          192      94.9    Kmart (2004/2054)*, Rite Aid (1999/2004),
                                                                   Bob & Carls (not owned)

Huber Hts.           1,590,196      9.90          549      98.9    Wal-Mart (not owned), Cub Foods
                                                                   (2011/2031), Sears (2002/2012)

Lebanon                228,540      8.62            0     100.0    Wal-Mart (not owned), PK Lumber (not
                                                                   owned)

Macedonia            2,214,762      9.43            0      97.9    Wal-Mart (not owned), Finast (2018/2049)
                                                                   Kohl's (2016/2041)

Mayfield Hts.                0         0            0         0
Mayfield Hts.                0         0            0         0
Mentor                 217,080      5.40            0     100.0    Steris Corp (1999/2004)

Solon                   59,904     23.40            0     100.0    Kmart (not owned)

Stow                   189,344      1.62       38,301     100.0    Kmart (1996/2006)

Streetsboro            211,840      3.20            0     100.0    Alumax Aluminum (1997/2006)

Tiffin                 744,908      3.57       53,276      90.5    Kmart (2005/2055), J.C.Penney
                                                                   (2000/2010), Heileg-Myers (2004/2014)

Toledo               1,428,822      7.61       15,244     100.0    Best Buy (2009/2024), Office Depot
                                                                   (2009/2024), Michaels (2004/2014), Sears
                                                                   (2002/2012)

Twinsburg              136,130      6.66            0      57.6
Twinsburg              342,342      3.99            0     100.0    VSA (1998)

Westlake               946,463      6.06       46,529      96.2    Kmart (1999/2049), Marc's (2004/2019)

Wilmington             179,454      3.94       22,545     100.0    Kmart (not owned)**, Super Valu
                                                                   (1998/2018)

Xenia                  814,659      7.77        2,971     100.0    Wal-Mart (not owned), Kroger (2019/2049)

Zanesville              84,400     10.05        2,598      63.2    Kmart (not owned)

OREGON
Portland             1,950,709     14.28            0     100.0    Office Depot (2010/2025), Haggan, Inc.
                                                                   (2021/2046), Mervyn's (not owned), Best
                                                                   Products (not owned), Target (not owned)

---------------
(1) "PC" indicates a power center or a community shopping center, "NC" indicates a neighborhood shopping center, "MM" indicates an enclosed mini-mall and "BC" indicates a business center.
(2) Indicates the date developed or acquired by the Company or DDG, unless denoted with (a), which indicates the date on which the property was acquired by the Company following completion of the IPO.
(3)  Total annualized base rentals as of September 30, 1996.
(4) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 1996.
(5) Percentage and overage rentals paid for the twelve-month period ended November 30, 1996.
(6) Includes space leased as of September 30, 1996, for which rent was being paid but which was not then occupied, also includes anchor tenant leases signed as of such date relating to approximately 297,000 square feet that have not yet been fully occupied.
(7) One of thirteen properties owned through joint ventures which serve as collateral for joint venture mortgage debt aggregating approximately $358.1 million (of which the Company's proportionate share is $179.1 million) which is not reflected in the consolidated indebtedness.
  *  This anchor tenant has closed and sublet the space.
 **  This tenant-owned anchor store has closed.
 *** This tenant-owned anchor store has closed and the space has been sublet. **** This anchor tenant continues to pay rent to the Company but does not occupy or sublet the space.

                                                            OWNERSHIP
                                                            INTEREST                                            MORTGAGE
                                                          (GROUND LEASE    DATE                  COMPANY       OBLIGATION
                                                          TERMINATION/  DEVELOPED                 GROSS            AT
                                                TYPE OF      OPTION        OR       LAND AREA    LEASABLE     SEPTEMBER 30,
     PROPERTY               LOCATION          PROPERTY(1) TERMINATION) ACQUIRED(2)   (ACRES)  AREA (SQ. FT.)      1996
--------------------------------------------------------- ------------------------  --------- --------------  -------------
PENNSYLVANIA
Erie               2301 West 38th Street           PC     Ground Lease   08/01/73      13.27       125,155    $          0
                                                             (2054)
Erie               1902 Keystone Drive             PC          Fee       07/31/95      65.69       489,826               0
East Norriton      2700 DeKalb Pike                PC          Fee       11/01/75      24.22       157,309               0
SOUTH CAROLINA
Anderson           406 Highway 28 By-Pass          PC          Fee       06/01/90      20.90       163,809               0
                                                                         03/08/94(a)
Anderson           3812 Liberty Highway            PC          Fee       10/01/93       2.13        14,250               0
                                                                         03/22/95(a)
Camden             1671 Springdale Drive           PC          Fee       03/01/90      22.97       166,197               0
                                                                         06/24/93(a)
Columbia           5420 Forest Drive               PC          Fee       08/01/95       7.04        46,700               0
                                                                         11/13/95(a)
Mt. Pleasant       1500 Highway 17 North           PC          Fee       03/01/92      22.70       187,496       7,079,687
                                                                         03/30/95(a)
North Charleston   7400 Rivers Avenue              PC          Fee       08/01/89      28.10       211,288               0
                                                                         11/07/93(a)
Orangeburg         2795 North Road                 PC          Fee       07/01/94       2.65        22,200               0
                                                                         03/22/95(a)
Simpsonville       621 Fairview Road               PC          Fee       10/01/90      17.23       142,133               0
                                                                         01/03/94(a)
Union              Highway 176 By-Pass #1          PC          Fee       06/01/90      45.65       184,331               0
                                                                         06/24/93(a)
SOUTH DAKOTA
Watertown          1300 9th Avenue, S.E.           MM          Fee       11/01/77      29.30       272,665               0
TEXAS
Ft. Worth          SWC Eastchase Pkwy. and         PC          Fee       12/01/95      17.00       117,109               0
                   I-30                                                  07/02/96(a)

                        TOTAL      AVERAGE
                     ANNUALIZED      BASE       ANNUAL                            ANCHOR TENANTS
                        BASE       RENT PER   PERCENTAGE   PERCENT              (LEASE EXPIRATION/
     PROPERTY          RENT(3)    SQ. FT.(4)   RENT(5)    LEASED(6)             OPTION EXPIRATION)
-------------------  -----------  ----------  ----------  ---------  ----------------------------------------
PENNSYLVANIA
Erie                 $   208,615    $ 2.35    $       0       70.8%  Hill's (1998/2023)
Erie                   2,790,289      5.79        1,236       98.4   Wal-Mart (2015/2045), Lowe's
                                                                     (2015/2045), Media Play (2010/2025)
East Norriton            907,463      5.77        2,144      100.0   Kmart (2000/2050), Acme (2002/2027),
                                                                     Thrift Drug (2002/2022)
SOUTH CAROLINA
Anderson                 860,512      5.50        3,610       95.5   Wal-Mart (2010/2040), Ingles (2011/2066)

Anderson                 143,316     10.06            0      100.0   Wal-Mart (not owned), Sam's (not owned)

Camden                   914,017      5.76            0       95.5   Wal-Mart (2009/2039), Winn-Dixie
                                                                     (2011/2036)

Columbia                 484,450     10.37          584      100.0   Wal-Mart (not owned)

Mt. Pleasant           1,436,943      7.66       49,962      100.0   Wal-Mart (not owned), Lowe's
                                                                     (2012/2032), Piggly Wiggly (2012/2022),
                                                                     TJMaxx (2002/2012)

North Charleston       1,378,732      6.71            0       97.2   Wal-Mart (2009/2039), Office Warehouse
                                                                     (2002/2012), Service Merchandise (not
                                                                     owned)

Orangeburg               227,175     10.23            0      100.0   Wal-Mart (not owned)

Simpsonville             780,669      5.61            0      100.0   Kmart (2015/2065), Ingles (2011/2065)

Union                    974,987      5.35        2,135       98.9   Wal-Mart (2009/2039), Belk's
                                                                     (2010/2030), Winn-Dixie (2010/2035)

SOUTH DAKOTA
Watertown              1,258,425      4.29       96,613       96.8   Kmart (2002/2052), J.C.Penney
                                                                     (1998/2018), Herberger's (1999/2019),
                                                                     Osco (1998/2003)

TEXAS
Ft. Worth              1,213,191      9.76            0      100.0   Petsmart(2011/2036), MJ Designs
                                                                     (2011/2031), Ross Dress For Less
                                                                     (2006/2026), Toys R Us (not owned),
                                                                     Target (not owned)

---------------
(1) "PC" indicates a power center or a community shopping center, "NC" indicates a neighborhood shopping center, "MM" indicates an enclosed mini-mall and "BC" indicates a business center.
(2) Indicates the date developed or acquired by the Company or DDG, unless denoted with (a), which indicates the date on which the property was acquired by the Company following completion of the IPO.
(3)  Total annualized base rentals as of September 30, 1996.
(4) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 1996.
(5) Percentage and overage rentals paid for the twelve-month period ended November 30, 1996.
(6) Includes space leased as of September 30, 1996, for which rent was being paid but which was not then occupied, also includes anchor tenant leases signed as of such date relating to approximately 297,000 square feet that have not yet been fully occupied.
(7) One of thirteen properties owned through joint ventures which serve as collateral for joint venture mortgage debt aggregating approximately $358.1 million (of which the Company's proportionate share is $179.1 million) which is not reflected in the consolidated indebtedness.
  *  This anchor tenant has closed and sublet the space.
 **  This tenant-owned anchor store has closed.
 *** This tenant-owned anchor store has closed and the space has been sublet. **** This anchor tenant continues to pay rent to the Company but does not occupy or sublet the space.

                                                            OWNERSHIP
                                                            INTEREST                                             MORTGAGE
                                                          (GROUND LEASE    DATE                   COMPANY       OBLIGATION
                                                          TERMINATION/   DEVELOPED                 GROSS            AT
                                                TYPE OF      OPTION         OR       LAND AREA    LEASABLE     SEPTEMBER 30,
     PROPERTY               LOCATION          PROPERTY(1) TERMINATION)  ACQUIRED(2)   (ACRES)  AREA (SQ. FT.)      1996
--------------------------------------------------------- ------------- -----------  --------- --------------  -------------
VERMONT
Berlin             Route 4                         MM          Fee        09/01/86      50.25       174,646    $  4,940,000
VIRGINIA
Fairfax            12210 Fairfax Towne Center      PC          Fee(7)     10/01/94      22.79       253,941              (7)
                                                                          11/17/95(a)
Martinsville       240 Commonwealth Blvd           MM          Fee(7)     07/01/89      43.73       411,921              (7)
Pulaski            1000 Memorial Drive             PC          Fee        09/01/90      21.93       143,299               0
                                                                          04/28/93(a)
Winchester         2190 So. Pleasant Valley        PC          Fee        01/01/90      26.42       214,081       9,662,677
                                                                          12/10/93(a)
                                                                                               --------------  -------------
Total                                                                                            21,009,439    $107,929,162

                        TOTAL       AVERAGE
                      ANNUALIZED      BASE       ANNUAL                          ANCHOR TENANTS
                         BASE       RENT PER   PERCENTAGE   PERCENT            (LEASE EXPIRATION/
     PROPERTY          RENT(3)     SQ. FT.(4)   RENT(5)    LEASED(6)           OPTION EXPIRATION)
-------------------  ------------  ----------  ----------  ---------  ------------------------------------
VERMONT
Berlin               $  1,177,734    $ 6.84    $  44,744       98.6%  Rich's (2012/2032), J.C.Penney
                                                                      (2009/2034)

VIRGINIA
Fairfax                 3,810,799     15.44            0       97.2   United Artists (2014/2034), Safeway
                                                                      (2019/2054), TJMaxx (2009/2024),
                                                                      Bed, Bath & Beyond (2010/2020),
                                                                      Tower Records (2009/2019)

Martinsville            2,851,744      7.30       59,340       94.9   J.C.Penney (2009/2034), Leggett
                                                                      (2009/2024), Sears (2009/2029),
                                                                      Kroger (2017/2062), Goody's
                                                                      (2006/2016)

Pulaski                   846,449      6.10       27,962       96.8   Wal-Mart (2011/2041), Food Lion
                                                                      (2011/2031)

Winchester              1,869,047      9.12            0       95.7   Giant Foods (2010/2040), OfficeMax
                                                                      (2012/2027), Kohl's (2018/2048)

                     ------------     -----    ----------  ---------
Total                $153,314,759    $ 7.64    $1,895,035      95.4%

---------------
(1) "PC" indicates a power center or a community shopping center, "NC" indicates a neighborhood shopping center, "MM" indicates an enclosed mini-mall and "BC" indicates a business center.
(2) Indicates the date developed or acquired by the Company or DDG, unless denoted with (a), which indicates the date on which the property was acquired by the Company following completion of the IPO.
(3)  Total annualized base rentals as of September 30, 1996.
(4) Calculated as total annualized base rentals divided by Company-owned GLA actually leased as of September 30, 1996.
(5) Percentage and overage rentals paid for the twelve-month period ended November 30, 1996.
(6) Includes space leased as of September 30, 1996, for which rent was being paid but which was not then occupied, also includes anchor tenant leases signed as of such date relating to approximately 297,000 square feet that have not yet been fully occupied.
(7) One of thirteen properties owned through joint ventures which serve as collateral for joint venture mortgage debt aggregating approximately $358.1 million (of which the Company's proportionate share is $179.1 million) which is not reflected in the consolidated indebtedness.
  *  This anchor tenant has closed and sublet the space.
 **  This tenant-owned anchor store has closed.
 *** This tenant-owned anchor store has closed and the space has been sublet. **** This anchor tenant continues to pay rent to the Company but does not occupy or sublet the space.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     In addition to the information provided under "Federal Income Tax Considerations" in the accompanying Prospectus, Baker & Hostetler LLP has opined that, based on certain assumptions and representations, the Company has qualified as a REIT for its taxable year ended December 31, 1995, and the Company is organized in conformity with the requirements for qualification as a REIT and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code provided the Company continues to meet the asset composition, source of income, shareholder diversification, distributions, recordkeeping, and other requirements of the Code necessary for the Company to qualify as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth in the discussion of "Federal Income Tax Considerations" in the accompanying Prospectus and those concerning the Company's business and properties as set forth in the Prospectus. Moreover, such qualifications and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed in the Prospectus the results of which will not be reviewed by Baker & Hostetler LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Terms Agreement and the related Underwriting Agreement, to purchase from the Company the number of Common Shares set forth below opposite their names:

                                                                                    NUMBER OF
                                                                                     COMMON
                                                                                     SHARES
                                                                                    ---------
Dean Witter Reynolds Inc..........................................................
Prudential Securities Incorporated................................................
Smith Barney Inc..................................................................
                                                                                    ---------
          Total...................................................................  2,500,000
                                                                                     ========

     The Underwriters are committed to purchase all the Common Shares offered to the public if any such shares are purchased.

     The Company has been advised by the Underwriters that they propose to offer the Common Shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such
price less a concession not in excess of $     per share. The Underwriters may
allow, and such dealers may reallow, a discount not in excess of $     per share
to certain other dealers. After the offering, the public offering price, concessions and reallowances to dealers may be changed.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to an aggregate 375,000 additional Common Shares at the same price per share as the 2,500,000 Common Shares offered to the public hereby, less underwriting discounts and commissions. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase the number of additional Common Shares proportionate to such Underwriter's initial amount reflected in the foregoing table.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has agreed that, until 90 days after the date of this Prospectus Supplement, it will not, subject to certain exceptions, without the prior written consent of Dean Witter Reynolds Inc., sell, offer to sell, distribute or otherwise dispose of any Common Shares or register for sale under the Securities Act of 1933, as amended, any Common Shares, except for the Common Shares offered hereby.

                                 LEGAL MATTERS

     The legality of the Common Shares offered hereby will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio, and certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York. Albert T. Adams, a director of the Company, is a partner in Baker & Hostetler LLP.

PROSPECTUS

                   DEVELOPERS DIVERSIFIED REALTY CORPORATION

                                  $400,000,000

 DEBT SECURITIES, PREFERRED SHARES, DEPOSITARY SHARES, COMMON SHARES AND COMMON
                                 SHARE WARRANTS

     Developers Diversified Realty Corporation (the "Company") may from time to time offer in one or more series (i) its unsecured debt securities (the "Debt Securities"), which may be senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"), (ii) whole or fractional Preferred Shares (collectively, "Preferred Shares"), (iii) Preferred Shares represented by depositary shares ("Depositary Shares"), (iv) common shares, without par value ("Common Shares"), or (v) warrants to purchase Common Shares ("Common Share Warrants"), with an aggregate public offering price of up to $400,000,000, on terms to be determined at the time or times of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Shares and Common Share Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, and any public offering price; (ii) in the case of Preferred Shares, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(iii) in the case of Depositary Shares, the whole or fractional Preferred Shares represented by each such Depositary Share; (iv) in the case of Common Shares, any initial public offering price; and (v) in the case of Common Share Warrants, the duration, offering price, exercise price and detachability features. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. See "Plan of Distribution" for possible indemnification arrangements with underwriters, dealers and agents.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS
                                   UNLAWFUL.

                            ------------------------

June 18, 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Shares are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          b. The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A dated January 26, 1993;

          c. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;

          d. Current Report on Form 8-K dated May 8, 1995;

          e. Current Report on Form 8-K dated November 3, 1995;

          f. Current Report on Form 8-K dated December 1, 1995; and

          g. Current Report on Form 8-K dated May 31, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Developers Diversified Realty Corporation, 34555 Chagrin Boulevard, Moreland Hills, Ohio 44022, Attn: Joan U. Allgood, Vice President and General Counsel, telephone number (216) 247-4700.

                                  THE COMPANY

     The Company, a self-administered and self-managed real estate investment trust, was formed in November 1992 by the principals of the affiliates comprising the Developers Diversified Group ("DDG") to continue the business of DDG by acquiring, developing, redeveloping, owning, leasing and managing shopping centers and business centers. The Company believes that its portfolio of shopping center properties is one of the largest (measured by total GLA) currently held by any publicly traded REIT. The Company completed its initial public offering of its Common Shares in February 1993 (the "IPO"). The Company's executive offices are located at 34555 Chagrin Boulevard, Moreland Hills, Ohio 44022, and its telephone number is (216) 247-4700.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition of properties (including using the net proceeds for possible portfolio or asset acquisitions or in business combinations) as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio and the repayment of certain indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     The Senior Securities will be issued under an Indenture dated as of May 1, 1994, as amended or supplemented from time to time (the "Senior Indenture"), between the Company and National City Bank, as Trustee. The Subordinated Securities are to be issued under an Indenture dated as of May 1, 1994, as amended or supplemented from time to time (the "Subordinated Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical
Bank), as Trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the "Indentures" and each individually as an "Indenture."

     The Indentures have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are available for inspection at the respective corporate trust offices of the Trustee as follows:
(i) with respect to National City Bank, 1900 East Ninth Street, Corporate Trust Division, Cleveland, Ohio 44114, and (ii) with respect to The Chase Manhattan Bank (formerly known as Chemical Bank), 450 West 33rd Street, New York, New York 10001-2697. The Indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. All section references appearing in this section "Description of Debt Securities" are to sections of the applicable Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the applicable Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Company. Each Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the applicable Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of the Indentures). Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series.

     Reference is made to each Prospectus Supplement for the specific terms of the series of Debt Securities being offered thereby, including:

          (1) the title of such Debt Securities;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or other equity securities of the Company, or the method by which any such portion shall be determined;

          (4) if such Debt Securities are convertible, any limitation on the ownership or transferability of the Common Shares or other equity securities of the Company into which such Debt Securities are convertible in connection with the preservation of the Company's status as a REIT;

          (5) the date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;

          (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) the date or dates, or the method for determining the date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Regular Record Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) the place or places where the principal of (and premium, if any) or interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (9) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

          (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

          (14) whether such Debt Securities will be issued in certificated or book-entry form;

          (15) whether such Debt Securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof and terms and conditions relating thereto;

          (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable Indenture;

          (17) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or other equity securities of the Company (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

          (18) whether and under what circumstances the Company will pay Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

          (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as hereinafter set forth under the caption "Certain
Covenants -- Limitation on Incurrence of Debt," and "-- Maintenance of Unencumbered Real Estate Assets," which relates solely to the Senior Indenture and the Senior Securities issued thereunder, neither Indenture contains any provision that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in a highly leveraged or similar action involving the Company or in the event of a change of control of the Company. However, certain restrictions on ownership and transfers of the Company's Common Shares and the Company's other equity securities designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares." Reference is made to the applicable Prospectus Supplement for information with respect to any deletion from, modification of or addition to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302 of the Indentures).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee as follows: (i) with respect to National City Bank, 120 Broadway, 33rd Floor, New York, New York 10271, and (ii) with respect to Chemical Bank, 450 West 33rd Street, New York, New York 10001-2697, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002 of the Indentures).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of the Indentures).

     Subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of the Indentures). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of the Indentures).

     Neither the Company nor any Trustee will be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of the Indentures).

MERGER, CONSOLIDATION OR SALE

     Each Indenture provides that the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided that (i) either the Company must be the continuing corporation, or the successor corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets must expressly assume payment of the principal of (and premium, if any), and interest on, all of the outstanding Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the applicable Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the applicable Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing, and (iii) an officer's certificate and legal opinion concerning such conditions shall be delivered to the applicable Trustee (Sections 801 and 803 of the Indentures).

CERTAIN COVENANTS

     The Senior Indenture contains the following covenants:

     Limitation on Incurrence of Debt. The Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 65% of the sum of (i) the Company's Undepreciated Real Estate Assets (as defined below) as of the end of the calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the applicable Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of all real estate assets acquired by the Company or any Subsidiary since the end of such calendar quarter, including those obtained in connection with the incurrence of such additional Debt (Section 1004 of the Senior Indenture).

     In addition to the foregoing limitation on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if Consolidated Income Available for Debt Service (as defined below) for any 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which such additional Debt is to be incurred shall have been less than 1.5 times the Maximum Annual Service Charge (as defined below) on the Debt of the Company and all Subsidiaries to be outstanding immediately after the incurring of such additional Debt (Section 1004 of the Senior Indenture).

     Restrictions on Dividends and Other Distributions. The Company will not, in respect of any shares of any class of its capital stock, (i) declare or pay any dividends (other than dividends payable in capital stock of the Company) thereon, (ii) apply any of its property or assets to the purchase, redemption or other acquisition or retirement thereof, (iii) set apart any sum for the purchase, redemption or other acquisition or retirement thereof or (iv) make any other distribution thereon, by reduction of capital or otherwise if, immediately after such declaration or other such action, the aggregate of all such declarations and other actions since the date on which the Indenture was originally executed shall exceed the sum of (a) Funds from Operations (as defined below) from December 31, 1993 until the end of the latest calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the applicable Trustee) prior to such declaration or other action and (b) $20,000,000; provided, however, that the foregoing limitation does not apply to any declaration or other action referred to above which is necessary to maintain the Company's status as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), if the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries at such time is less than 65% of the Company's Undepreciated Real Estate Assets as of the end of the latest calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the applicable Trustee) prior to such declaration or other action (Section 1005 of the Senior Indenture).

     Notwithstanding the provisions described in the immediately preceding paragraph, the Company will not be prohibited from making the payment of any dividend within 30 days after the declaration thereof if at the date of declaration such payment would have complied with those provisions (Section 1005 of the Senior Indenture).

     Existence. Except as permitted under the provisions of the Senior Indenture described in "Merger, Consolidation or Sale," the Company must do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Senior Securities (Section 1006 of the Senior Indenture).

     Maintenance of Properties. The Company must cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and must cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries will not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1007 of the Senior Indenture).

     Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of its respective insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having a rating of at least A:VIII in Best's Key Rating Guide (Section 1008 of the Senior Indenture).

     Payment of Taxes and Other Claims. The Company must pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary, provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009 of the Senior Indenture).

     Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company must, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been so required so to file such documents. The Company must also in any event (x) within 15 days after each Required Filing Date (i) transmit by mail to all Holders of Senior Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder of Senior Securities (Section 1010 of the Senior Indenture).

     Maintenance of Unencumbered Real Estate Assets. The Company must maintain an Unencumbered Real Estate Asset Value of not less than 135% of the aggregate principal amount of all outstanding unsecured Debt of the Company and its Subsidiaries (Section 1011 of the Senior Indenture).

     Definitions.  As used herein,

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Company and its Subsidiaries
(a) plus amounts which have been deducted for (i) interest on Debt of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount and (iv) depreciation and amortization and (b) adjusted, as appropriate, for (i) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (ii) the effect of equity in net income or loss of joint ventures in which the Company owns an interest to the extent not providing a source of, or requiring a use of, cash, respectively.

     "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Debt" of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary,
(iii) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through
(iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Company's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Funds from Operations" for any period means the Consolidated Net Income of the Company and its Subsidiaries for such period without giving effect to depreciation and amortization, non-recurring gains and losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities or any provision or benefit for income taxes for such period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis for such period.

     "Maximum Annual Service Charge" as of any date means the maximum amount which may become payable in a period of 12 consecutive calendar months from such date for interest on, and required amortization of, Debt. The amount payable for amortization will include the amount of any sinking fund or other analogous fund for the retirement of Debt and the amount payable on account of principal of any such Debt which matures serially other than at the final maturity date of such Debt.

     "Subsidiary" means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For purposes of this definition, "voting stock" means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Undepreciated Real Estate Assets" as of any date means the amount of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization and determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Unencumbered Real Estate Asset Value" as of any date means the sum of (i) the Company's Undepreciated Real Estate Assets as of the end of the latest calendar quarter covered in the Company's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if that filing is not required under the Exchange Act, with the Trustee) prior to such date, which Undepreciated Real Estate Assets are not encumbered by any mortgage, lien, charge, pledge, or security interest, and (ii) the purchase price of any real estate assets that are not encumbered by any mortgage, lien, charge, pledge, or security interest and were acquired by the Company or any Subsidiary after the end of such calendar quarter.

     The Subordinated Indenture does not contain the covenants described in this section captioned "Certain Covenants," and does not contain any limitation on the amount of Debt of any kind which the Company may incur or on the amount of dividends or other distributions which the Company may pay to its shareholders.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of the Company contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in such Indenture; (v) default under any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the applicable Indenture; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee, of the Company or of any Significant Subsidiary or of the respective property of either and (vii) any other Event of Default provided with respect to that series of Debt Securities (Section 501 of the Indentures). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

     If an Event of Default under either Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to such Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be) has been made, the Holders of not less than a majority in principal amount of Debt Securities of such series (or of each series of Debt Securities then Outstanding under such Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with such Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of such Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof) with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502 of the Indentures). The Indentures also provide that the Holders of not less than a majority in principal amount of the Debt Securities of any series (or of each series of Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513 of the Indentures).

     Each Indenture provides that the Trustee thereunder is required to give notice to the Holders of Debt Securities issued thereunder within 90 days of a default under such Indenture; provided however, that such Trustee may withhold notice to the Holders of any such series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Indentures).

     Each Indenture provides that no Holder of Debt Securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of the failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507 of the Indentures). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Debt Securities held by that Holder at the respective due dates thereof (Section 508 of the Indentures).

     Subject to provisions in the applicable Indenture relating to its duties in case of default, the Trustee thereunder is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to such Trustee reasonable security or indemnity (Section 602 of the Indentures). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of each series of Debt Securities then Outstanding under such Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or of exercising any trust or power conferred upon such Trustee. However, such Trustee may refuse to follow any direction which is in conflict with any law or such Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512 of the Indentures).

     Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee under the Indentures a certificate, signed by one of several specified officers, stating whether such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1012 of the Senior Indenture and Section 1004 of the Subordinated Indenture).

MODIFICATION OF THE INDENTURES

     Modifications and amendments of either Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued thereunder which are affected by such modification or amendment; provided however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security, (iii) change the Place of Payment, or the currency or currencies, for payment of principal of, or premium, if any, or interest on any such Debt Security, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (v) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902 of the Indentures).

     The Senior Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Debt Securities issued thereunder have the right to waive compliance by the Company with certain covenants in the Senior Indenture, including those described in the section of this Prospectus captioned "Certain Covenants" (Section 1014 of the Senior Indenture).

     Modifications and amendments of either Indenture may be made by the Company and the applicable Trustee without the consent of any Holder of Debt Securities issued thereunder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities issued thereunder or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities issued thereunder; (iv) to add or change any provisions of such Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities issued thereunder in bearer form, or to permit or facilitate the issuance of such Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of such Debt Securities of any series in any material respect; (v) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities issued thereunder; (vii) to establish the form or terms of Debt Securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company;
(viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued thereunder in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities issued thereunder, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issued thereunder in any material respect (Section 901 of the Indentures).

     Each Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of such Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above),
(iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section
101).

     Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder (Section 1501 of the Indentures). A meeting may be called at any time by the applicable Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture (Section 1502 of the Indentures). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of such Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504 of the Indentures).

     Notwithstanding the provisions described above, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture (Section 1504 of the Indentures).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401 of the Indentures).

     Each Indenture provides that, if the provisions of Article Fourteen thereof (relating to defeasance and covenant defeasance) are made applicable to the Debt Securities of or within any series issued thereunder pursuant to Section 301 of such Indenture, the Company may elect either (i) to defease and be discharged from any and all obligations (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) with respect to such Debt Securities ("defeasance") (Section 1402 of the Indentures) or (ii) to be released from its obligations relating to (a) with respect to Senior Securities, the obligations under Sections 1004 to 1011, inclusive, of the Senior Indenture (being the restrictions described under the caption "Certain Covenants") and, if provided pursuant to Section 301 of the Senior Indenture, its obligations with respect to any other covenant contained in the Senior Indenture, and (b) with respect to Subordinated Securities, if provided pursuant to Section 301 of the Subordinated Indenture, its obligations with respect to any covenant contained in the Subordinated Indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403 of the Indentures), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture (Section 1404 of the Indentures).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of the Indentures).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of the Indentures). "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101 of the Indentures).

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, other than (i) with respect to Senior Securities, the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1011, inclusive, of the Senior Indenture (which Sections would no longer be applicable to such Debt Securities) or (ii) with respect to all Debt Securities, the Event of Default described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. In any such event, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

SENIOR SECURITIES AND SENIOR INDEBTEDNESS

     Each series of Senior Securities will constitute Senior Indebtedness (as described below) and will rank equally with each other series of Senior Securities and other Senior Indebtedness. All subordinated indebtedness (including, but not limited to, all Subordinated Securities issued under the Subordinated Indenture) will be subordinated to the Senior Securities and other Senior Indebtedness.

     Senior Indebtedness is defined in the Subordinated Indenture to mean (i) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others, (v) renewals, extensions and refunding of any such indebtedness, (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through
(vii) expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other indebtedness or obligations of the Company.

SUBORDINATION OF SUBORDINATED SECURITIES

     Subordinated Indenture. The payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated as set forth in the Subordinated Indenture to the Senior Indebtedness of the Company whether outstanding on the date of the Subordinated Indenture or thereafter incurred (Section 1701 of the Subordinated Indenture).

     Ranking. No class of Subordinated Securities is subordinated to any other class of subordinated debt securities. See "Subordination Provisions" below.

     Subordination Provisions. In the event (i) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture, or (ii) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (iii) that the principal of the Subordinated Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in
Section 502 of the Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said
Section 502, then:

     (1) in a circumstance described in the foregoing clause (i) or (ii), the holders of all Senior Indebtedness, and in the circumstance described in the foregoing clause (iii), the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal, premium (if any) and interest, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Subordinated Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by the Subordinated Securities;

     (2) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated securities of the Company issued in a reorganization or readjustment), to which the Holder of any of the Subordinated Securities would be entitled except for the provisions of Article Seventeen of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clause (1) above), or on their behalf, ratably according to the aggregate amount remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clause (1) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Securities; and

     (3) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness.

     By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Securities.

CONVERTIBLE DEBT SECURITIES

     The following provisions will apply to Debt Securities that will be convertible into Common Shares or other equity securities of the Company ("Convertible Debt Securities") unless otherwise described in the Prospectus Supplement for such Convertible Debt Securities.

     The Holder of any Convertible Debt Securities will have the right, exercisable at any time during the time period specified in the applicable Prospectus Supplement, unless previously redeemed by the Company, to convert such Convertible Debt Securities into Common Shares or other equity securities of the Company at the conversion price or rate for each $1,000 principal amount of Convertible Debt Securities set forth in such Prospectus Supplement. The Holder of any Convertible Debt Security may convert a portion thereof which is $1,000 or any integral multiple of $1,000 (Section 301 of the Senior Indenture and Section 1602 of the Subordinated Indenture). In the case of Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the Prospectus Supplement, except that, in the case of repayment at the option of the applicable Holder, such right will terminate upon the Company's receipt of written notice of the exercise of such option (Section 301 of the Senior Indenture and Section 1602 of the Subordinated Indenture).

     In certain events, the conversion price or rate will be subject to adjustment as contemplated in the applicable Indenture. For Debt Securities convertible into Common Shares, such events include the issuance of Common Shares of the Company as a dividend; subdivisions and combinations of Common Shares; the issuance to all holders of Common Shares of rights or warrants entitling such holders to subscribe for a purchase of Common Shares at a price per share less than the current market price per Common Share; and the distribution to all holders of Common Shares of shares of capital stock of the Company (other than Common Shares), evidences of indebtedness or assets of the Company (excluding cash dividends or distributions paid from retained earnings of the Company or subscription rights or warrants other than those referred to above). In any of such cases, no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate (Section 301 of the Senior Indenture and Section 1605 of the Subordinated Indenture). Fractional Common Shares will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustments (Section 301 of the Senior Indenture and Section 1606 of the Subordinated Indenture). Unless otherwise specified in the applicable Prospectus Supplement, Convertible Debt Securities convertible into Common

Shares surrendered for conversion between any record date for an interest payment and the related interest payment date (except such Convertible Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the Holder thereof is entitled to receive (Section 301 of the Senior Indenture and Section 1604 of the Subordinated Indenture).

     To protect the Company's status as a REIT, a person may not own or convert any Convertible Debt Security if as a result of such ownership or upon such conversion such person would then be deemed to Beneficially Own (as defined in the Indenture) more than 5.0% of the outstanding capital stock of the Company (Section 1602 of the Subordinated Indenture). Common Shares or other equity securities of the Company that may be acquired upon the conversion of Convertible Debt Securities directly or constructively held by an investor, but not Common Shares or other equity securities of the Company issuable with respect to the conversion of Convertible Debt Securities held by others, are deemed to be outstanding (a) at the time of purchase of the Convertible Debt Securities, and (b) prior to the conversion of the Convertible Debt Securities, for purposes of determining the percentage ownership of Common Shares or other equity securities of the Company held by such investor. See "Federal Income Tax Considerations."

     The adjustment provisions for Debt Securities convertible into equity securities of the Company other than Common Shares will be determined at the time of issuance of such Debt Securities and will be set forth in the applicable Prospectus Supplement.

     Except as set forth in the applicable Prospectus Supplement, any Convertible Debt Securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the Holder of such Convertible Debt Securities by one or more investment bankers or other purchasers who may agree with the Company to purchase such Convertible Debt Securities and convert them into Common Shares or other equity securities of the Company, as the case may be (Section 1108 of the Indentures).

     Reference is made to the sections captioned "Description of Common Shares," "Description of Preferred Shares" and "Description of Depositary Shares" for a general description of securities to be acquired upon the conversion of Convertible Debt Securities, including a description of certain restrictions on the ownership of the Common Shares and the Preferred Shares.

THE TRUSTEES

     National City Bank serves as Trustee for the Company's Senior Securities pursuant to the Senior Indenture and serves as Transfer Agent for the Company's Common Shares. Chemical Bank serves as Trustee for the Company's Subordinated Securities pursuant to the Subordinated Indenture.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a "Global Security") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security will be made by the Company to the applicable Trustee under the applicable Indenture, and then forwarded to the depository.

     The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and that such Global Securities will be registered in the name of Cede & Co., DTC's nominee. The Company further anticipates that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.

     Unless otherwise specified in the applicable Prospectus Supplement, each Global Security representing Book-Entry Notes will be exchangeable for certificated notes only if (i) DTC notifies the Company that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such unwillingness, inability or ineligibility, (ii) the Company in its sole discretion determines that the Global Securities shall be exchangeable for certificated notes or (iii) there shall have occurred and be continuing an Event of Default under an Indenture with respect to the Notes and beneficial owners representing a majority in aggregate principal amount of the Book-Entry Notes represented by Global Securities advise DTC to cease acting as depository. Upon any such exchange, owners of a beneficial interest in the Global Security or Securities representing Book-Entry Notes will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in certificated form registered in the names of the beneficial owners, which names shall be provided by DTC's relevant Participants (as identified by DTC) to the applicable Trustee. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

The following is based on information furnished to the Company:

     DTC will act as securities depository for the Debt Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

     To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the Debt Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and are the responsibility of such Participant and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by the Company, through its Participant, to the applicable Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on DTC's records, to such Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on DTC's records.

     DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.

     None of the Company, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

                        DESCRIPTION OF PREFERRED SHARES

     The Amended and Restated Articles of Incorporation of the Company (the "Articles") authorize the issuance of up to (i) 1,500,000 Class A Cumulative Preferred Shares, without par value (the "Class A Shares"), (ii) 1,500,000 Class B Cumulative Preferred Shares, without par value (the "Class B Shares"), (iii) 1,500,000 Class C Cumulative Preferred Shares, without par value (the "Class C Shares"), (iv) 1,500,000 Class D Cumulative Preferred Shares, without par value (the "Class D Shares"), (v) 1,500,000 Class E Cumulative Preferred Shares, without par value (the "Class E Shares"), and (vi) 1,500,000 Noncumulative Preferred Shares, without par value (the "Noncumulative Shares") (the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares and the Noncumulative Shares, collectively the "Preferred Shares"). As of the date of this Prospectus, there are 460,000 9.5% Class A Cumulative Redeemable Preferred Shares ($250.00 liquidation preference per share), 177,500 9.44% Class B Cumulative Redeemable Preferred Shares ($250.00 liquidation preference per share) and no Class C Shares, Class D Shares, Class E Shares or Noncumulative Shares outstanding. The outstanding Preferred Shares are represented by Depositary Shares. See "Description of Depositary Shares."

     The following descriptions of the classes of Preferred Shares set forth certain general terms and provisions of each class of Preferred Shares to which any Prospectus Supplement may relate. The statements below describing each class of Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, which will be further amended by the Board of Directors in connection with the fixing by the Board of Directors of certain terms of the Preferred Shares as provided below.

GENERAL

     The Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares and the Noncumulative Shares rank on a parity with each other and are identical to each other, except (1) that dividends on the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares and the Class E Shares will be cumulative, while dividends on the Noncumulative Shares will not be cumulative, and (2) in respect of the following matters and the matters enumerated below that, pursuant to the terms of the Articles and subject to Ohio law, such matters may be fixed by the Board of Directors with respect to each series of each class of Preferred Shares prior to the issuance thereof: (i) the designation of the series which may be by distinguishing number, letter or title, (ii) the authorized number of shares of the series, which number the Board of Directors may (except when otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares thereof then outstanding), (iii) the dividend rate or rates of the series, including the means by which such rates may be established, (iv) with respect to the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares and the Class E Shares, the date or dates from which dividends shall accrue and be cumulative and, with respect to all Preferred Shares, the date on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established, (v) redemption rights and prices, if any, (vi) the terms and amounts of the sinking fund, if any, (vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series shall be convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made, and (ix) restrictions on the issuance of shares of the same or any other class or series.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

          (1) The class, series and title of such Preferred Shares;

          (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

          (3) The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares;

          (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

          (5) The procedures for any auction or remarketing of such Preferred Shares;

          (6) The provision for any sinking fund for such Preferred Shares;

          (7) The provision for redemption, if applicable, of such Preferred Shares;

          (8) Any listing of such Preferred Shares on any securities exchange;

          (9) Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

          (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;

          (11) Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

          (12) A discussion of federal income tax considerations applicable to such Preferred Shares;

          (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (14) Any limitations on issuance of securities ranking senior to or on a parity with such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

     The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

RANK

     All Preferred Shares will, when issued, rank (i) on a parity with all other Preferred Shares with respect to dividend rights (subject to dividends on Noncumulative Shares being noncumulative) and rights upon liquidation, dissolution or winding up of the Company, (ii) senior to all classes of Common Shares of the Company and to all other equity securities ranking junior to such Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (iii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and (iv) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

DIVIDENDS

     The holders of each series of each class of Preferred Shares are entitled to receive, if, when and as declared, out of funds legally available therefor, dividends in cash at the rate determined for such series and no more, payable on the dates fixed for such series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares. With respect to each series of Class A Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares, such dividends will be cumulative from the dates fixed for the series. With respect to each series of Noncumulative Preferred Shares, dividends will not be cumulative (i.e., if the Board of Directors fails to declare a dividend payable on a dividend payment date on any Noncumulative Shares, the holders of such series of Noncumulative Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series of Noncumulative Shares would be declared to be payable on any future dividend payment date). Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     If Preferred Shares of any series of any class are outstanding, no dividends may be paid upon or declared or set apart for any series of Preferred Shares for any dividend period unless at the same time (i) a like proportionate dividend for the dividend periods terminating on the same or any earlier date for all shares of all series of such class then issued and outstanding and entitled to receive such dividend (but, if such series are series of Noncumulative Shares, then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, shall have been paid upon or declared or set apart and (ii) the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes of Preferred Shares then issued and outstanding and entitled to receive such dividends (but, with respect to Noncumulative Shares, only with respect to the then current dividend period), ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart.

     So long as any series of Preferred Shares is outstanding, no dividend, except a dividend payable in Common Shares or other shares ranking junior to such series of Preferred Shares, shall be paid or declared or any distribution made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to such series of Preferred Shares, nor shall any Common Shares or any other shares ranking junior to such series of Preferred Shares be purchased, retired or otherwise acquired by the Company, except out of the proceeds of the sale of Common Shares or other shares of the Company ranking junior to such series of Preferred Shares received by the Company subsequent to the date of first issuance of such series of Preferred Shares, unless (i) all accrued and unpaid dividends on all classes of Preferred Shares then outstanding, including the full dividends for all current dividend periods (except, with respect to Noncumulative Shares, for the then current dividend period only), shall have been declared and paid or a sum sufficient for payment thereof set apart, and (ii) there shall be no arrearages with respect to the redemption of any series of any class of Preferred Shares from any sinking fund provided for such class in accordance with the Articles.

     The foregoing restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, Common Shares or any other shares ranking on a parity with or junior to any class of Preferred Shares will be inapplicable to (i) any payments in lieu of issuance of fractional shares, whether upon any merger, conversion, stock dividend or otherwise, (ii) the conversion of Preferred Shares into Common Shares, or (iii) the exercise by the Company of its rights to repurchase shares of its capital stock in order to preserve its status as a REIT under the Code. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the shares of such series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods for Noncumulative Shares) and such other series bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Any dividend payment made on Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

REDEMPTION

     If so described in the applicable Prospectus Supplement, a series of a class of Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which, in the case of Noncumulative Shares, includes only unpaid dividends for the current dividend period) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement.

     Except in connection with the repurchase by the Company of shares of its capital stock in order to maintain its qualification as a REIT for federal income tax purposes, the Company may not purchase or redeem (for sinking fund purposes or otherwise) less than all of a class of Preferred Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of such class, unless all dividends on all Preferred Shares of that class then outstanding for previous and current dividend periods (except, in the case of Noncumulative Shares, dividends for the current dividend period only) shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

     If fewer than all of the outstanding shares of any class of Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares to be redeemed shall be selected by lot in a manner determined by the Board of Directors.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a Preferred Share to be redeemed at the address shown on the stock transfer books of the Company. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of the Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and such holders will cease to be shareholders with respect to such shares and such holders shall have no right or claim against the Company with respect to such shares, except only the right to receive the redemption price without interest or to exercise before the redemption date any unexercised privileges of conversion.

LIQUIDATION PREFERENCE

     In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, the holders of any series of any class of Preferred Shares shall be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to such series, the amounts fixed by the Board of Directors with respect to such series and set forth in the applicable Prospectus Supplement plus an amount equal to all dividends accrued and unpaid thereon (except, with respect to Noncumulative Shares, dividends for the current dividend period only) to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up the affairs of the Company. After payment to the holders of the Preferred Shares of the full preferential amounts to which they are entitled, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Company.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective numbers of shares. The merger or consolidation of the Company into or with any other corporation, or the sale, lease or conveyance of all or substantially all of the assets of the Company, shall not constitute a dissolution, liquidation or winding up of the Company.

VOTING RIGHTS

     Holders of Preferred Shares will not have any voting rights, except as set forth below and as from time to time required by law.

     If and when the Company is in default in the payment of (or, with respect to Noncumulative Shares, has not paid or declared and set aside a sum sufficient for the payment of) dividends on any series of any class of Preferred Shares at the time outstanding, for a number of consecutive dividend payment periods which in the aggregate contain at least 540 days, all holders of shares of such class, voting separately as a class, together and combined with all other Preferred Shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a total of two members of the Board of Directors, which voting right shall be vested (and any additional directors shall serve) until all accrued and unpaid dividends (except, with respect to Noncumulative Shares, only dividends for the then current dividend period) on such Preferred Shares then outstanding shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment.

     The affirmative vote of the holders of at least two-thirds of a class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect either of the following:

          (1) The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to such class of Preferred Shares; or

          (2) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other right of the holders of such class of Preferred Shares which are set forth in the Articles; provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially preferences or voting or other rights of the holders of such class of Preferred Shares.

     Without limiting the provisions described above, under Ohio law, holders of each class of Preferred Shares will be entitled to vote as a class on any amendment to the Articles, whether or not they are entitled to vote thereon by the Articles, if the amendment would (i) increase or decrease the par value of the shares of such class, (ii) change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class, (iii) change the express terms or add express terms of the shares of the class in any manner substantially prejudicial to the holders of such class, (iv) change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class, (v) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class, (vi) reduce or eliminate the stated capital of the Company, (vii) substantially change the purposes of the Company, or (viii) change the Company into a nonprofit corporation.

     If, and only to the extent, that (i) a class of Preferred Shares is issued in more than one series and (ii) Ohio law permits the holders of a series of a class of capital stock to vote separately as a class, the affirmative vote of the holders of at least two-thirds of each series of such class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose of voting on such matters, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other rights of the holders of such series which are set forth in the Articles; provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially the preference or voting or other rights of the holders of such series.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of any class of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such Preferred Shares or the Company, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the occurrence of certain events.

RESTRICTIONS ON OWNERSHIP

     As discussed below under "Description of Common Shares -- Restrictions on Ownership," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain other requirements must be satisfied.

     To assure that five or fewer individuals do not own more than 50% in value of the Company's outstanding Preferred Shares, the Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Preferred Shares Ownership Limit") of any series of any class of the Company's outstanding Preferred Shares. In addition, as discussed above under "Description of Common Shares -- Restriction on Ownership," because rent from a Related Party Tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Preferred Shares Ownership Limit), in excess of 9.8% of the outstanding shares of any series of any class of Preferred Shares (the "Preferred Shares Related Party Limit"). The Board of Directors may waive the Preferred Shares Ownership Limit and the Preferred Shares Related Party Limit if the Board of Directors obtains such representations and undertakings from the applicant with respect to preserving the REIT status of the Company as are reasonably necessary to ascertain that such ownership will not jeopardize the Company's status as a REIT.

     The foregoing restrictions on transferability and ownership of Preferred Shares may not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Preferred Shares Ownership Limit and the Preferred Shares Related Party Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Preferred Shares Ownership Limit would require an amendment to the Articles, even if the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company. Amendments to the Company's Articles require the affirmative vote of holders owning not less than a majority of the outstanding Common Shares. If it is determined that an amendment would materially and adversely affect the holders of any class of Preferred Shares, such amendment would also require the affirmative vote of holders of not less than two-thirds of such class of Preferred Shares.

     If Preferred Shares in excess of the Preferred Shares Ownership Limit or the Preferred Shares Related Party Limit, or shares which would cause the REIT to be beneficially or constructively owned by fewer than 100 persons or would result in the Company being "closely held" within the meaning of Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. Preferred Shares transferred or proposed to be transferred in excess of the Preferred Shares Ownership Limit or the Preferred Shares Related Party Limit or which would otherwise jeopardize the Company's REIT status ("Excess Preferred Shares") will be subject to repurchase by the Company. The purchase price of any Excess Preferred Shares will be equal to the lesser of (i) the price in such proposed transaction and (ii) the fair market value of such shares reflected in the last reported sales price for the shares on the trading day immediately preceding the date on which the Company or its designee determines to exercise its repurchase right, if the shares are then listed on a national securities exchange, or such price for the shares on the principal exchange if the shares are then listed on more than one national securities exchange, or, if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if the shares are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase of such Excess Preferred Shares by the Company, the holder thereof will cease to be entitled to distribution, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any dividend or distribution paid to a proposed transferee on Excess Preferred Shares must be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Preferred Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Preferred Shares and to hold such Excess Preferred Shares on behalf of the Company.

     Reference is made to the section captioned "Description of Common Shares" for a general description of the Common Shares to be acquired upon the conversion of Preferred Shares convertible into Common Shares ("Convertible Preferred Shares"), including a description of certain restrictions on the ownership of the Common Shares. Common Shares that may be acquired upon the conversion of convertible Preferred Shares directly or constructively held by an investor will be deemed by the Company to be outstanding (i) at the time of purchase of the convertible Preferred Shares, and (ii) prior to the conversion of the convertible Preferred Shares, for purposes of determining the percentage ownership of Common Shares held by such investor.

     All certificates representing Preferred Shares will bear a legend referring to the restrictions described above.

     The Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the Preferred Shares shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (such depositary or its successor, the "Preferred Shares Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights). As of the date of this Prospectus, there are outstanding (i) 4,215,000 Depositary Shares each representing 1/10 of a share of the 9.5% Class A Cumulative Redeemable Preferred Shares and (ii) 1,775,000 Depositary Shares each representing 1/10 of a share of the 9.44% Class B Cumulative Redeemable Preferred Shares. See "Description of Preferred Shares." These Depositary Shares are listed on the New York Stock Exchange under the symbols DDRPrA and DDRPrB, respectively.

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

     In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to Noncumulative Shares, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred

Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.

VOTING OF THE UNDERLYING PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder's Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares.

LIQUIDATION PREFERENCE

     In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED SHARES

     The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company's status as a REIT or (ii) a majority of each class of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed,
(ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into capital stock of the Company not so represented by Depositary Shares.

CHARGES OF PREFERRED SHARES DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Shares Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.

     Neither the Preferred Shares Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

     If the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON SHARES

GENERAL

     The Articles authorize the issuance of up to 50,000,000 Common Shares, without par value. As of May 14, 1996, there were 21,589,357 Common Shares issued and outstanding. In addition, up to 1,500,525 Common Shares have been reserved for issuance upon the exercise of options under the Company's employee share option plan (the "Stock Option Plan"), 600,000 Common Shares have been reserved for issuance under the Company's Equity-Based Award Plan and 320,000 Common Shares have been reserved for issuance upon the exercise of options granted to the Company's directors and others. The Common Shares are listed on the NYSE under the symbol "DDR." National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the Common Shares.

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of Common Share Warrants issued by the Company. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles and the Company's Code of Regulations (the "Code of Regulations").

     Holders of Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The payment and declaration of dividends on the Common Shares and purchases thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on any outstanding Preferred Shares. See "Description of Preferred Shares." The holders of Common Shares, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company, including the preferential amounts owing with respect to any Preferred Shares. The Common Shares possess ordinary voting rights, with each share entitling the holder thereof to one vote. Holders of Common Shares have cumulative voting rights in the election of directors. Holders of Common Shares do not have preemptive rights, which means that they have no right to acquire any additional Common Shares that may be subsequently issued by the Company.

     All of the Common Shares now outstanding are, and any Common Shares offered hereby when issued will be, fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.

     To assure that five or fewer individuals do not own more than 50% in value of the Company's outstanding Common Shares, the Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5% (the "Ownership Limit") of the Company's outstanding Common Shares. Shareholders whose ownership exceeded the Ownership Limit immediately after the IPO may continue to own Common Shares in excess of the Ownership Limit and may acquire additional shares through the Stock Option Plan, any dividend reinvestment plan adopted by the Company (a "Dividend Reinvestment Plan") or from other existing shareholders who exceed the Ownership Limit, but may not acquire additional shares from such sources such that the five largest beneficial owners of Common Shares hold more than 49.6% of the outstanding Common Shares, and in any event may not acquire additional shares from any other source. In addition, because rent from a Related Party Tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Ownership Limit), in excess of 9.8% of the outstanding Common Shares (the "Related Party Limit"). The Board of Directors may waive the Ownership Limit and the Related Party Limit (such Related Party Limit has been waived with respect to the shareholders who exceeded the Related Party Limit immediately after the IPO) if an opinion of counsel or a ruling from the Internal Revenue Service is provided to the Board of Directors to the effect that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors will require appropriate representations and undertakings from the applicant with respect to preserving the REIT status of the Company.

     The foregoing restrictions on transferability and ownership of Common Shares may not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT. The Ownership Limit and the Related Party Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the effects of the Ownership Limit and the Related Party Limit are to prevent any person or small group of persons from acquiring unilateral control of the Company. Any change in the Ownership Limit would require an amendment to the Articles, even if the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company. Amendments to the Articles require the affirmative vote of holders owning not less than a majority of the outstanding Common Shares. If it is determined that an amendment would materially and adversely affect the holders of any class of Preferred Shares, such amendment also would require the affirmative vote of holders of not less than two-thirds of such class of Preferred Shares.

     If Common Shares in excess of the Ownership Limit or the Related Party Limit, or Common Shares which would cause the REIT to be beneficially or constructively owned by less than 100 persons or would result in the Company being "closely held" within the meaning of Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. Common Shares transferred or proposed to be transferred in excess of the Ownership Limit or the Related Party Limit or which would otherwise jeopardize the Company's REIT status ("Excess Shares") will be subject to repurchase by the Company. The purchase price of any Excess Shares will be equal to the lesser of (i) the price in such proposed transaction and (ii) the fair market value of such shares reflected in the last reported sale price for the Common Shares on the trading day immediately preceding the date on which the Company or its designee determines to exercise its repurchase right, if then listed on a national securities exchange, or such price for the shares on the principal exchange, if they are then listed on more than one national securities exchange, or, if the Common Shares are not then listed on a national securities exchange, the latest bid quotation for the Common Shares if they are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase of Excess Shares by the Company, the holder of such Excess Shares will cease to be entitled to distribution, voting rights and other benefits with respect to such Excess Shares except the right to payment of the purchase price for the Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares will be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     All certificates representing Common Shares bear a legend referring to the restrictions described above.

     The Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Common Shares must file an affidavit with the Company containing information specified in the Articles within 30 days after January 1 of each year. In addition, each such shareholder will upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                      DESCRIPTION OF COMMON SHARE WARRANTS

     The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following sets forth certain general terms and provisions of the Common Share Warrants offered hereby. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Common Share Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Common Share Warrants; (ii) the aggregate number of such Common Share Warrants; (iii) the price or prices at which such Common Share Warrants will be issued; (iv) the number of Common Shares purchasable upon exercise of such Common Share Warrants;
(v) the designation and terms of the other Offered Securities with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with each such Offered Security; (vi) the date, if any, on and after which such Common Share Warrants and the related Common Shares will be separately transferable; (vii) the price at which each Common Share purchasable upon exercise of such Common Shares Warrants may be purchased; (viii) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Common Share Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain federal income tax considerations; and (xii) any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.

     Reference is made to the section captioned "Description of Common Shares" for a general description of the Common Shares to be acquired upon the exercise of the Common Share Warrants, including a description of certain restrictions on the ownership of Common Shares. Common Shares that may be acquired upon the exercise of Common Share Warrants directly or constructively held by an investor will be deemed by the Company to be outstanding (i) at the time of acquisition of the Common Share Warrants, and (ii) prior to the exercise of the Common Share Warrants, for purposes of determining the percentage ownership of Common Shares held by such investor.

                  CERTAIN ANTI-TAKEOVER PROVISIONS OF OHIO LAW

     Certain provisions of Ohio law may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock to the extent the corporation is subject to such provisions. The Company has opted out of one such provision. The provisions remaining applicable to the Company are described below.

     Chapter 1704 of the Ohio Revised Code prohibits certain transactions, including mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then outstanding shares of an Ohio corporation with fifty or more shareholders involving, or for the benefit of, certain holders of shares representing 10% or more of the voting power of the corporation (any such shareholder, a "10% Shareholder"), unless (i) such transactions are approved by the directors prior to the 10% Shareholder becoming a 10% Shareholder, (ii) the acquisition of 10% of the voting power is approved by the directors prior to the 10% Shareholder becoming a 10% Shareholder, or (iii) the transaction involves a 10% Shareholder which has been a 10% Shareholder for at least three years and is approved by holders of two-thirds of the voting power of the Company and the holders of a majority of the voting power not owned by the 10% Shareholder, or certain minimum price and form of consideration requirements are met. Chapter 1704 of the Ohio Revised Code may have the effect of deterring certain potential acquisitions of the Company which might be beneficial to shareholders.

     Section 1701.041 of the Ohio Revised Code regulates certain "control bids" for corporations in Ohio with fifty or more shareholders which have significant Ohio contacts and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of the material Federal income tax considerations to the Company and its security holders relating to the Offered Securities and the treatment of the Company as a REIT. It is not intended to represent a detailed description of the Federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder's particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws. The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE PURCHASER'S INDIVIDUAL CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     The Company has elected to be taxed as a real estate investment trust under
Section 856 through 860 of the Code, commencing with its initial taxable year ended December 31, 1993 which began January 1, 1993. The Company believes that it is organized and is operating in such a manner as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

     In the opinion of Baker & Hostetler, based on certain assumptions and representations, the Company has qualified as a REIT for its taxable years ended December 31, 1993 and December 31, 1994, and the Company is organized in conformity with the requirements for qualification as a REIT and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code provided the Company continues to meet the asset composition, source of income, shareholder diversification, distributions, recordkeeping, and other requirements of the Code necessary for the Company to qualify as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning the Company's business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below the results of which will not be reviewed by Baker & Hostetler. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

TAXATION OF THE COMPANY

     A REIT, such as the Company, generally will not be subject to Federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, the Company will be subject to Federal income tax in several ways, including the following: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has: (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on an amount equal to the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by the Company, then the excess of (i) the fair market value of such asset as of the beginning of such period over (ii) the Company's adjusted basis in such asset as of the beginning of such period will be subject to tax at the highest regular corporate tax rate.

REQUIREMENTS FOR QUALIFICATION

     A REIT is defined in the Code as a corporation, trust or association: (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions (i) through (iv) above must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     The Company has satisfied conditions (v) and (vi) set forth above. In addition, the Company's Amended and Restated Articles of Incorporation provide for restrictions regarding the ownership and transfer of the Company's capital stock, which restrictions are intended to assist the Company in continuing to satisfy those requirements.

     The Company owns and/or operates a number of properties through its wholly owned subsidiaries, Developers Diversified Finance Corporation, Developers Diversified of Alabama, Inc., DD Community

Centers One, Inc., DD Community Centers Two, Inc., and DD Community Centers Three, Inc. (the "DDRC Subsidiaries"). The DDRC Subsidiaries are "qualified REIT subsidiaries" of the Company because 100% of the outstanding capital stock of each of the DDRC Subsidiaries has been held by the Company at all times during the period that such DDRC Subsidiary has been in existence. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the DDRC Subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of the DDRC Subsidiaries will be treated as assets, liabilities and items of the Company.

     In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the partnerships (including limited liability companies treated as partnerships for federal income tax purposes) in which the Company or its Subsidiaries is a partner will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

INCOME TESTS

     In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), and the Company does not and will not rent any personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease). The Company directly performs services under certain of its leases, but such services are not rendered to the occupant of the property.

Furthermore, these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which the Company owns property. To the extent that the performance of any services provided by the Company would cause amounts received from its tenants to be excluded from rents from real property, the Company will hire independent contractors from whom the Company derives no revenue to perform such services.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was attributable to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not attributable to fraud with intent to evade tax. It is not possible, however, to determine whether, in all circumstances, the Company would be entitled to the benefit of those relief provisions. As discussed above in "-- General," even if those relief provisions apply, a tax would be imposed with respect to excess net income.

ASSET TESTS

     At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, shares in other REITs, cash, cash items, government securities and certain securities attributable to temporary investment of new capital. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. However, if the Company owns stock in any subsidiaries that are "qualified REIT subsidiaries" as defined in the Code, such as the DDRC Subsidiaries, such subsidiaries will not be treated as separate corporations for Federal income tax purposes. Thus, the Company's ownership of stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made by the Company. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether the Company would be entitled to such statutory relief cannot be foreseen.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. Corporate shareholders will not be entitled to the dividends received deduction. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a non-taxable reduction in a shareholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

     Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by the Company by January 31 of the following calendar year.

     Shareholders may not include any net operating losses or capital losses of the Company in their individual income tax returns. In general, any loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from the Company are required to be treated by such shareholder as long-term capital gain.

BACKUP WITHHOLDING

     The Company will report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Foreign Shareholders."

TAXATION OF PENSION TRUSTS

     For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares in the Company generally will be treated as owning such shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by the Company to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" ("UBTI") to such trust unless the trust owns more than ten percent of the Company's Common Shares, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals or foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt is made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares, including any reporting requirements.

     It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the capital stock of which is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Common Shares by a Non-U.S. Shareholder will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

     Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of a shareholder's shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Distributions by the Company to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company will withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's federal tax liability.

OTHER TAX CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

     The Company's ratio of earnings to fixed charges for the three-month period ended March 31, 1996, the fiscal years ended December 31, 1995, December 31, 1994 and December 31, 1993 (which includes results of operations for the pre-IPO period January 1, 1993 through February 9, 1993), was 1.97, 1.66, 1.86 and 1.58, respectively. The Company's ratio of earnings to combined fixed charges and Preferred Share dividends for the three month period ended March 31, 1996 and the fiscal year ended December 31, 1995 was 1.48 and 1.61, respectively.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and issue costs, whether expensed or capitalized. For the ratio of earnings to combined fixed charges combined fixed charges and Preferred Share dividends the fixed charges are also adjusted by the Preferred Share dividends.

     Prior to completion of the IPO, DDG operated in a manner so as to minimize net taxable income. As a result, although the Company's properties have historically generated positive net cash flow, DDG had net losses for its fiscal years ended December 31, 1991 and 1992. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $3.2 million and $6.1 million, respectively.

     The consolidation of DDG into the Company prior to and concurrently with the IPO permitted the Company to significantly deleverage many shopping center properties, resulting in a significantly improved ratio of earnings to fixed charges for periods subsequent to February 1993.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of

Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1995, the audited historical financial statements included on pages F-2 to F-10 of the Company's Current Report on Form 8-K dated May 8, 1995, and the audited historical financial statements included on pages F-2 to F-8 of the Company's Current Report on Form 8-K dated November 3, 1995, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the Offered Securities as well as certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Baker & Hostetler, Cleveland, Ohio, and for any underwriters, dealers or agents by Brown & Wood LLP, New York, New York. A partner of Baker & Hostetler who is participating as counsel in this offering serves as a director of the Company.

                             DEVELOPERS DIVERSIFIED
                               REALTY CORPORATION

                                    [LOGO]

                                   2,500,000
                                 COMMON SHARES






                             PROSPECTUS SUPPLEMENT






                           DEAN WITTER REYNOLDS INC.

                       PRUDENTIAL SECURITIES INCORPORATED

                               SMITH BARNEY INC.







                                JANUARY   , 1997